Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

MC ASSEMBLY HOLDINGS, INC.,

EACH OF THE STOCKHOLDERS

OF MC ASSEMBLY HOLDINGS, INC.

AS SELLERS,

CYPRIUM INVESTMENT PARTNERS LLC,

AS THE SELLER REPRESENTATIVE

AND

SMTC CORPORATION,

AS PURCHASER

November 8, 2018

TABLE OF CONTENTS

Page

ARTICLE I. PURCHASE AND SALE OF SHARES; PURCHASE PRICE; CONSIDERATION FOR THE SHARES; CLOSING	1
1.1 Purchase and Sale of the Shares	1
1.2 Company Options	1
1.3 Purchase Price	1
1.4 Payments at Closing	2
1.5 The Closing	2
1.6 Purchase Price Adjustment	2
1.7 Holdback Amount	4
1.8 Earnout	4
1.9 Withholding	8
1.10 Payments to Option Holders	8
ARTICLE II. CLOSING DELIVERIES	8
2.1 Closing Deliveries of the Target Companies and the Sellers	8
2.2 Closing Deliveries of the Purchaser	9
ARTICLE III. REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES	10
3.1 Organization, Power, and Authority	10
3.2 Capitalization.	10
3.3 Binding Obligation; No Conflict.	10
3.4 Governing Documents	11
3.5 Financial Statements	11
3.6 Indebtedness; Liabilities; Guarantees.	12
3.7 Absence of Certain Developments	12
3.8 Title to Assets	14
3.9 Tax Matters	14
3.10 Contracts and Commitments.	16
3.11 Intellectual Property.	19
3.12 IT Systems	20
3.13 Privacy and Data Security	20
3.14 Litigation	21
3.15 Brokerage	21
3.16 Insurance	21
3.17 Labor Matters	21
3.18 Employee Benefit Plans.	22
3.19 Compliance with Laws; Permits	25
3.20 Environmental, Health, and Safety Matters	26
3.21 Affiliate Transactions	27
3.22 Real Property.	28
3.23 Key Customers; Key Suppliers	28
3.24 Product Warranties	29
3.25 Product Liability	29
3.26 Bribery and Fraud	29
3.27 Tariffs and Duties	29
3.28 Inventory	30

3.29 Accounts Receivable	30
3.30 Books and Records	30
3.31 No Other Representations	30
ARTICLE IV. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS	30
4.1 Organization, Power, and Authority	30
4.2 Binding Obligation; No Conflict	31
4.3 Ownership of Shares	31
4.4 No Acquisitions	31
4.5 Legal Proceedings	32
4.6 Brokerage	32
4.7 No Other Representations	32
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	32
5.1 Organization, Power, and Authority	32
5.2 Binding Obligation; No Conflict	32
5.3 Brokerage	33
5.4 Purchase for Investment	33
5.5 Legal Proceedings	33
5.6 Sufficient Funds; Bankruptcy	33
5.7 No Other Representations	33
5.8 Independent Investigation	34
ARTICLE VI. INDEMNIFICATION	34
6.1 Survival of Representations; Warranties; and Covenants	34
6.2 General Indemnification.	35
6.3 Exclusive Remedy	39
ARTICLE VII. COVENANTS	39
7.1 General	39
7.2 Inspection of Records	39
7.3 Tail Insurance	40
7.4 Tax Matters.	40
7.5 R&W Insurance Policy	41
7.6 Litigation Support	41
7.7 Restrictive Covenants	41
7.8 Release	43
7.9 2018 Incentive Plan	44
7.10 Seller Representative	44
ARTICLE VIII. DEFINITIONS	45
8.1 Definitions	45
8.2 Other Definitional Provisions.	55
ARTICLE IX. MISCELLANEOUS	55
9.1 Fees and Expenses	55
9.2 Remedies	55
9.3 Consent to Amendments; Waivers	56
9.4 Successors and Assigns	56
9.5 Press Releases and Communications	56
9.6 Severability	56

ii

9.7 Counterparts	56
9.8 Descriptive Headings; Interpretation	56
9.9 Entire Agreement	57
9.10 No Third-Party Beneficiaries	57
9.11 Schedules and Exhibits	57
9.12 Governing Law; Forum	57
9.13 WAIVER OF JURY TRIAL	57
9.14 Notices	58
9.15 No Strict Construction	59
9.16 Electronic Delivery	59
9.17 Deliveries to Purchaser	59

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 8, 2018, is by and among SMTC Corporation, a Delaware corporation (the “Purchaser”), MC Assembly Holdings, Inc., a Delaware corporation (the “Company”), each of the stockholders of the Company (each, a “Seller” and collectively, the “Sellers”), and Cyprium Investment Partners LLC, a Delaware limited liability company, solely in its capacity as the Seller Representative pursuant to Section 7.10 (the “Seller Representative”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE VIII below.

RECITALS:

WHEREAS, Sellers collectively own 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, Sellers desire to sell, transfer, and deliver, and the Purchaser desires to acquire, all of the Shares, subject to the terms and conditions set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE OF SHARES; PURCHASE PRICE;
CONSIDERATION FOR THE SHARES; CLOSING

1.1              Purchase and Sale of the Shares. At the Closing, each Seller will sell, transfer, and deliver to the Purchaser, and the Purchaser will purchase from each Seller, all of the Shares owned by such Seller, which are set forth on Schedule 3.2(a), for the consideration set forth in Section 1.3.

1.2              Company Options. Prior to the Closing, the Company has taken such actions as are necessary or appropriate to cancel each Company Option effective as of immediately prior to the Closing. Prior to the Closing, each Qualifying Option Holder has delivered to the Company and the Purchaser an agreement evidencing and acknowledging the cancellation and forfeiture of all Company Options held by such Qualifying Option Holder (each, an “Option Cancellation Agreement”). Effective as of the Closing, each Qualifying Option Holder, each of whom is identified on Schedule 3.2(a) and has delivered an Option Cancellation Agreement, shall be entitled to receive a portion of the Earnout Payment that becomes payable in accordance with Section 1.8, in each case, at the respective times, in the respective amount and subject to the contingencies specified herein and in such Qualifying Option Holder’s Option Cancellation Agreement. The aggregate amount of all such payments to all Qualifying Option Holders shall be equal to the Option Holder Share of the amount of the Earnout Payment that becomes payable in accordance with Section 1.8.

1.3              Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares will be an amount equal to (a) $65,000,000 (the “Base Purchase Price”), plus (b) the lesser of (i) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital (which amount shall not be less than zero), and (ii) $2,000,000, minus (c) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, plus (d) the amount of Closing Cash on Hand, minus (e) the amount of Closing Indebtedness, minus (f) the amount of Closing Transaction Expenses, plus (g) any portion of the Earnout Payment that becomes payable in accordance with Section 1.8.

1.4              Payments at Closing. At the Closing on the Closing Date, and subject to the conditions set forth in this Agreement, the Purchaser will make the following payments:

(a)                Holdback. $650,000 shall be retained by the Purchaser at the Closing as the initial Holdback Amount to be paid as set forth in Section 1.7.

(b)               Expense Reserve Holdback. Purchaser will pay or cause to be paid an amount equal to the Expense Reserve Holdback to the Seller Representative or its designee on behalf of the Sellers.

(c)                Indebtedness. Purchaser will pay or cause to be paid to the holders of the Closing Indebtedness, by wire transfer of immediately available funds to an account designated in writing by such holders of such Closing Indebtedness, the applicable amounts taken into account at the Closing under Section 1.3(e) in accordance with payoff letters or other instructions provided by the holders thereof.

(d)               Transaction Expenses. Purchaser will pay or cause to be paid to the Target Companies’ advisors or other applicable Persons, by wire transfer of immediately available funds to an account designated in writing by such Target Companies advisors or other applicable Persons prior to the Closing Date, the amounts taken in account under Section 1.3(f).

(e)                Closing Payment Amount. Purchaser will pay or cause to be paid to Sellers, in accordance with each Seller’s Pro Rata Share, by wire transfer of immediately available funds to such accounts as designated in writing by each Seller at least two (2) Business Days prior to the Closing Date, an aggregate amount equal to the Estimated Purchase Price minus an aggregate amount equal to the initial Holdback Amount and the Expense Reserve Holdback and excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8 (the “Closing Payment Amount”).

1.5              The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures (including by e-mail or facsimile) simultaneous with the execution and delivery of this Agreement (the “Closing Date”). The effective time of Closing (the “Effective Time”) will be 12:01 a.m. Eastern Time on the Closing Date.

1.6              Purchase Price Adjustment. The Purchase Price will be subject to adjustment as follows:

(a)                Estimated Closing Statement. Prior to the Closing Date, the Target Companies will deliver to Purchaser a reasonably detailed statement (the “Estimated Closing Statement”) setting forth the Target Companies’ good faith estimates of (i) the Closing Cash on Hand, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, (iv) the Closing Net Working Capital, and (v) the Estimated Purchase Price, which Estimated Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Transaction Expenses, and Net Working Capital, Schedule 1.6(b) (the “Accounting Principles Schedule”) and the accounting principles and practices referred to therein.

(b)               Closing Statement.

(i)                 As promptly as possible, but in any event within ninety (90) days after the Closing Date, Purchaser will deliver to the Seller Representative (A) a consolidated balance sheet of the Target Companies as of the Measurement Time (the “Closing Balance Sheet”), and (B) the Purchaser’s reasonably detailed calculation of the proposed final Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) based on the Base Purchase Price and the amount of the Target Companies’ Closing Indebtedness, Closing Cash on Hand, Closing Net Working Capital, and Transaction Expenses based on the Closing Balance Sheet and the terms and requirements of this Agreement ((A) and (B) together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Transaction Expenses, and Net Working Capital, the Accounting Principles Schedule and the accounting principles and practices referred to therein.

(ii)               Purchaser will, and will cause the Target Companies to, (A) assist the Seller Representative in the review of the Closing Statement and provide the Seller Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and employees of the Target Companies for purposes of the review of the Closing Statement and the final determination of the Purchase Price in accordance with this Section 1.6, and (B) cooperate with the Seller Representative and its representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Statement and the final determination of the Purchase Price in accordance with this Section 1.6 as may be reasonably requested by the Seller Representative or its representatives during such process.

(iii)             If the Seller Representative has any objections to the Closing Statement, the Seller Representative will, within 30 days of Seller Representative’s receipt of the Closing Statement, deliver to Purchaser a statement setting forth its objections thereto (an “Objections Statement”), which such statement will identify in reasonable detail those items and amounts to which Seller Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Purchaser within 30 days of Seller Representative’s receipt of the Closing Statement, the Closing Statement as prepared by Purchaser will be final, binding, and non-appealable by the parties. Seller Representative and Purchaser will negotiate in good faith to resolve the Disputed Items, but if the parties do not reach a final resolution within 30 days after the delivery of the Objections Statement to Purchaser, either Seller Representative or Purchaser may submit any unresolved Disputed Items to Grant Thornton LLP (the “Accounting Firm”). In the event Seller Representative and Purchaser submit unresolved Disputed Items to the Accounting Firm, each of Seller Representative and Purchaser will submit to the Accounting Firm the Closing Statement and the Objections Statement delivered to Purchaser or Seller Representative, as applicable, together with such supporting documentation as it deems appropriate, in order for the Accounting Firm to resolve the Disputed Items. Seller Representative and Purchaser will each be entitled to meet with the Accounting Firm and will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Closing Statement and Objection Statement prepared by Seller Representative and Purchaser. The Accounting Firm will resolve such dispute by rendering its decision on each unresolved Disputed Item in writing to Seller Representative and Purchaser, together with a revised Closing Statement reflecting its decision. In resolving the dispute, the Accounting Firm will be bound by the provisions of this Agreement and may not revise any element of the Closing Statement that is not disputed pursuant to the Objections Statement or assign a value to any disputed element of the Closing Statement greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Seller Representative and Purchaser will use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. Each of the Accounting Firm’s decision and the revised Closing Statement delivered by the Accounting Firm to Seller Representative and Purchaser will be final, binding, and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs of any fees and expenses of the Accounting Firm shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(c)                If, following the final determination of the Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) pursuant to Section 1.6(b), the Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) is greater than the Estimated Purchase Price, then within ten (10) Business Days of the Closing Statement being declared final: (i) the Purchase Price Adjustment Holdback Amount will be released to Seller Representative from the Holdback Amount and (ii) Purchaser will pay to Seller Representative, within ten Business Days of the Closing Statement being declared final, the difference between the finally determined Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) and the Estimated Purchase Price by wire transfer of immediately available funds.

(d)               If, following the final determination of the Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) pursuant to Section 1.6(b), the Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) is less than the Estimated Purchase Price, then within ten Business Days of the Closing Statement being declared final: (i) such difference will be paid to Purchaser from the Holdback Amount and (ii) any remaining balance of the Purchase Price Adjustment Holdback Amount (if any) after such payment to Purchaser will be released to Seller Representative. The Holdback Amount shall be Purchaser’s sole and exclusive remedy for any difference between the finally determined Purchase Price (excluding any portion of the Earnout Payment that becomes payable in accordance with Section 1.8) and the Estimated Purchase Price.

(e)                Any amount to be paid pursuant to this Section 1.6 will be treated as an adjustment to the Purchase Price for all purposes.

1.7              Holdback Amount. As a partial mechanism to satisfy the obligations of the Company and the Sellers set forth in ARTICLE VI and Sections 1.6(c) and 1.6(d), at the Closing, Purchaser shall retain $650,000 from the Purchase Price in accordance with Section 1.4(a). On the date that is twelve (12) months after the Closing Date, the Purchaser shall pay to the Seller Representative, the portion of the Holdback Amount remaining after any distribution of the Purchase Price Adjustment Holdback Amount in accordance with Sections 1.6(c) or 1.6(d) less (x) any portion of the Holdback Amount previously credited to the Purchaser in final resolution of Claims for indemnification in accordance with ARTICLE VI and (y) an amount sufficient to satisfy any pending Claims for indemnification properly made in accordance with ARTICLE VI made by any Purchaser Indemnified Party and any disputed adjustment to the Purchase Price in favor of the Purchaser under Section 1.6. Within fifteen (15) days following final resolution of, and full payment or credit in connection with, any such pending Claims or disputed adjustments, the Purchaser shall pay to Seller Representative, any remaining portion of the Holdback Amount. The Holdback Amount shall not accrue interest.

1.8              Earnout.

(a)                On or prior to May 15, 2019, Purchaser shall deliver to the Seller Representative (x) a statement (the “Earnout Statement”) setting forth Purchaser’s good faith calculation of EBITDA for the Earnout Period prepared in accordance with the sample Earnout Statement attached hereto as Schedule 1.8(a) (the “Model Earnout Statement”) and (y) Purchaser’s good faith calculation of the Earnout Payment pursuant to the terms of this Section 1.8. Promptly following the delivery of the Earnout Statement, and in any event no later than fifteen (15) days following such delivery, Purchaser shall pay to (x) the Seller Representative by wire transfer of immediately available funds, an amount equal to the Stockholder Share of Purchaser’s good faith calculation of the Earnout Payment as set forth in the Earnout Statement and (y) the Company (for subsequent distribution to the Qualifying Option Holders pursuant to Section 1.10), an amount equal to the Option Holder Share of Purchaser’s good faith calculation of the Earnout Payment as set forth in the Earnout Statement.

(b)               As used in this Agreement, the following terms have the following meanings:

“Earnout Payment” shall mean an amount equal to (A) 6.5 multiplied by, (B) the amount, if any, by which EBITDA for the Earnout Period exceeds $10,000,000; provided that in no event shall the Earnout Payment exceed the Maximum Earnout Payment. For the sake of illustration, if EBITDA for the Earnout Period equals $10,400,000, then the Earnout Payment would be $2,600,000 (6.5 x ($10,400,000 - $10,000,000)).

“Earnout Period” shall mean the twelve month period ended with the last day of Purchaser’s first fiscal quarter of 2019.

“EBITDA” means the consolidated net income of the Target Companies plus, without duplication and to the extent deducted in calculating consolidated net income, the sum of (a) interest expense, (b) federal, state, local and foreign income taxes paid or accrued, (c) the amount of depreciation and amortization expenses, (d) any management fees paid or accrued to or expenses reimbursed to Cyprium Investment Partners LLC, ACP-I, L.P., or their respective Affiliates, (e) any severance benefits, retention bonuses, change in control payments, sale bonuses, or other similar payments made to any employee or other Person that are paid or incurred as a result of or in connection with the transactions contemplated by this Agreement, (f) any expense for non-recurring professional services, (g) any costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including any amounts payable in connection with the termination or cash out of any Company Options, (h) any bonus or incentive compensation, plans or programs not in existence prior to the Closing that are treated as expenses during the Earnout Period, (i) any costs and expenses incurred by the Target Companies following the Closing that would not have been incurred in the Ordinary Course of Business, including, without limitation, (A) any expenses or other charges that are allocated to the Target Companies by Purchaser or any of its Affiliates, or any other Person controlling the Target Companies after the Closing, that are of the nature of management or overhead charges, or allocations of expenses not directly incurred by the Target Companies, or of a nature that is inconsistent with the expenses and other charges used in calculating the Model Earnout Statement, to the extent such overhead charges or allocation expenses exceed the amount of such charges or expenses historically incurred by the Target Companies prior to the Closing in the Ordinary Course of Business, (B) any adjustments resulting from purchase accounting being applied as a result of the transactions contemplated by the Agreement, such as the fair value step-up of finished goods inventory or reductions to deferred revenue, and (C) any adjustments, including any initial adjustments, to conform the Target Companies’ financial statements to any accounting policies, procedures or methodologies other than as set forth on the Accounting Principles Schedule, including Purchaser’s internal accounting policies. EBITDA shall be calculated using the Accounting Principles Schedule and the accounting principles and practices referred to therein and in a manner consistent with the Model Earnout Statement; provided, however, notwithstanding anything contained in this Agreement, the Accounting Principles Schedule or the Model Earnout Statement, for purposes of calculating EBITDA no additional reserve will be included, and no reserve existing as of September 30, 2018 will be increased or decreased, with respect to any Xtera inventory held by the Target Companies as of the Closing Date.

“Maximum Earnout Payment” shall mean $5,000,000.

(c)                Purchaser shall provide the Seller Representative (and its advisors and representatives) with reasonable access, during normal business hours, to any books and records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and employees of the Target Companies for purposes of the review of the Earnout Statement to verify the information contained in such Earnout Statement. If the Seller Representative disagrees in whole or in part with the Earnout Statement, then within twenty (20) days after its receipt of the Earnout Statement, it shall notify Purchaser of such disagreement in writing (the “Earnout Objection”), setting forth in reasonable detail the particulars of any such disagreement. Any such Earnout Objection shall include a copy of the Earnout Statement marked to indicate those specific line items that are in dispute (the “Objection Line Items”) and shall be accompanied by the Seller Representative’s calculation of each of the Objection Line Items and its calculation of the Earnout Payment, it being understood that all items that are not Objection Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that the Seller Representative does not provide an Earnout Objection within such 20-day period, Seller Representative, on behalf of the Sellers, shall be deemed to have accepted in full the Earnout Statement as prepared by Purchaser, which shall be final, binding and conclusive for all purposes hereunder.

(d)               In the event any Earnout Objection is timely provided, Purchaser and the Seller Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any Objection Line Items. During such 30-day period, Purchaser and the Seller Representative shall have reasonable and prompt access to the working papers, schedules and calculations of the other used in the preparation of the Earnout Statement and the Earnout Objection and the determination of the Earnout Payment and Objection Line Items. If, at the end of such period, Purchaser and the Seller Representative are unable to resolve such Objection Line Items, then the Accounting Firm shall resolve any remaining Objection Line Items. The Accounting Firm shall determine as promptly as practicable, whether the Earnout Statement was prepared in accordance with the standards set forth in this Section 1.8 and whether and to what extent (if any) the Earnout Payment requires adjustment, limiting its review, however, only to the Objection Line Items so submitted. Purchaser and the Seller Representative shall instruct the Accounting Firm not to assign a value to any Objection Line Item greater than the greatest value for such item assigned to it by Purchaser, on the one hand, or the Seller Representative, on the other hand, or less than the smallest value for such item assigned to it by Purchaser, on the one hand, or the Seller Representative, on the other hand. Purchaser and the Seller Representative shall each furnish to the Accounting Firm such documents and information relating to the Objection Line Items as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the parties. The date on which the Earnout Payment is finally determined in accordance with this Section 1.8 is hereinafter referred to as the “Earnout Determination Date”. Each party shall pay its own costs and expenses incurred in connection with this Section 1.8; provided, however, that the costs of any fees and expenses of the Accounting Firm shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(e)                Within five (5) Business Days following the Earnout Determination Date, Purchaser shall pay or cause to be paid to (i) the Seller Representative by wire transfer of immediately available funds, an amount equal to the Stockholder Share of the Earnout Payment as finally determined pursuant to Section 1.8(c) and 1.8(d) minus the amount actually paid to the Seller Representative pursuant to Section 1.8(a) and (ii) the Company for subsequent distribution to the Qualifying Option Holders pursuant to Section 1.10, an amount equal to the Option Holder Share of the Earnout Payment as finally determined pursuant to Section 1.8(c) and 1.8(d) minus the amount actually paid to the Company pursuant to Section 1.8(a). Any payment to be made pursuant to this Section 1.8(e) that is attributable to the Qualifying Company Options shall be treated for Tax purposes as a payment of compensation for services at the time of the payment and, accordingly, Purchaser shall, or shall cause the Target Companies to, deduct and withhold from each such payment (x) the amount of any required federal, foreign, provincial, state, or local withholding Taxes required to be deducted and withheld by the Target Companies with respect to such payment, in each case, in accordance with Section 1.10 and (y) the employer portion of any payroll, FICA, unemployment or similar Tax imposed on such payment. Purchaser shall cause the Target Companies to pay all such amounts withheld to the applicable Government Entity as required by Law.

(f)                Purchaser shall cause each contract or agreement to which it or any of its Affiliates is a party, excluding all documents relating to the borrowing of money, to permit the payment of the Earnout Payment without any restriction, prohibition or condition precedent.

(g)                During the Earnout Period, Purchaser shall (and where applicable, shall cause the Target Companies and their Affiliates to):

(i)                 subject to termination for cause as reasonably determined by Purchaser, retain the management employees of the Target Companies as of immediately prior to the Closing as employees of the Target Companies with responsibilities relative to the Target Companies consistent with pre-Closing levels; provided, that without limiting the foregoing obligations, such management employees of the Target Companies shall otherwise be subject to the authority of the Board of Directors and senior management of Purchaser;

(ii)               maintain the Target Companies as separate entities to operate the Business and only the Business; provided, that Purchaser shall provide commercially reasonable corporate, general and administrative support;

(iii)             maintain separate books and records for the Target Companies and use the same accounting systems, policies and practices as were used by the Sellers in the Sellers’ historical operations of the Business, sufficient to support, compute and document the information required to be presented in the Earnout Statement;

(iv)             operate the Business in the Ordinary Course of Business consistent with Sellers’ historical operation of the Business;

(v)               maintain and provide for the employees of the Target Companies compensation and benefits comparable in the aggregate to the compensation and benefits provided to such employees immediately prior to the Closing and not make any material change in the compensation and/or benefits provided to such employees, other than in the Ordinary Course of Business or in connection with the termination of employment for cause as reasonably determined by Purchaser;

(vi)             not permit either Target Company to sell any material asset outside of the Ordinary Course of Business or be sold, merged, combined or otherwise transferred (in whole or in part) to or with another Person; and

(vii)           refrain from acting in an arbitrary or commercially unreasonable manner in the conduct or operations of the Business if such action would be reasonably likely to interfere with the achievement of the Maximum Earnout Payment.

1.9              Withholding. The Purchaser and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or any Ancillary Document any withholding Taxes or other amounts required under the Code or any applicable Laws to be deducted and withheld and will remit such amounts to the appropriate Government Entity. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Government Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein or in any Ancillary Document, any compensatory amounts subject to payroll reporting and withholding payable pursuant to or to consummate the transactions contemplated by this Agreement will be payable in accordance with the applicable payroll procedures of the Target Companies.

1.10          Payments to Option Holders. Notwithstanding any other provision of this Agreement to the contrary, any payments to be made under this Agreement to a Qualifying Option Holder (solely with respect to such Qualifying Option Holder’s Company Options) that are subject to employment tax, income tax or other withholding, shall be made through the payroll systems of the Target Companies, Purchaser or an Affiliate thereof, provided that Purchaser or such Affiliate shall make such payments through its payroll, or shall provide the funds for such payments to the Target Companies or an Affiliate of Purchaser, as applicable, and cause such payments to be made through such payroll systems, and provided further that any amounts that may become payable to a Qualifying Option Holder in respect of any portion of the Earnout Payment that becomes payable in accordance with Section 1.8, shall be made on the first regularly scheduled payroll date following the date such amounts becoming payable.

ARTICLE II.
CLOSING DELIVERIES

2.1              Closing Deliveries of the Target Companies and the Sellers. The Target Companies, Sellers, or such other Person as may be identified below are taking the following actions and delivering the following documents in connection with the Closing:

(a)                Consents and Approvals. The Target Companies will have made the filings and will have obtained the permits, authorizations, consents, and approvals set forth on Schedule 2.1(a) (the “Material Required Consents”).

(b)               Release of Liens. The Target Companies will have obtained releases pursuant to UCC 3’s, as applicable, or otherwise, of all Liens (other than any Permitted Liens and any Liens that will be released on the Closing Date upon payment by Purchaser, at the direction of the Target Companies or the Sellers, of a portion of the Purchase Price to such Lien holder pursuant to a payoff letter provided to Purchaser, in such form reasonably satisfactory to Purchaser).

(c)                Closing Documents. At the Closing, the Target Companies, Sellers, or such other Person as may be identified below will have delivered to the Purchaser all of the following documents:

(i)                 certificates of good standing for each Target Company issued by the applicable Government Entity of each state in which the Target Company is incorporated, formed or otherwise organized and each other state or jurisdiction in which the Target Company is qualified to do business;

(ii)               a certificate from a duly authorized officer of each Target Company, dated as of the Closing Date, certifying that attached thereto is (A) a true, correct and complete copy of the Governing Documents of each Target Company, (B) a true, correct and complete copy of the resolutions of the board of directors (or similar governing body) of the Company, authorizing (1) the execution and delivery of this Agreement, (2) the other documents to which any Target Company will be a party, and (3) the taking of any and all actions reasonably necessary to consummate the transactions contemplated herein and therein, and (C) as to the incumbency and signatures of the officers or other authorized persons of the Company who have signed or will sign this Agreement or any other documents to which any Target Company will be a party;

(iii)             assignments separate from certificate with respect to the Shares of the Company assigning the Shares to the Purchaser, executed by each Seller;

(iv)             copies of all Material Required Consents;

(v)               written resignations of the officers and directors of the Target Companies as requested by the Purchaser;

(vi)             invoices or payoff letters, as reasonably requested by Purchaser, together with wire transfer instructions from each Person with which any Transaction Expenses have been incurred and remain unpaid as of the Closing;

(vii)           the minute books, stock ledgers and registers, and corporate books, if any, of the Target Companies;

(viii)         evidence of the termination of each of the Contracts set forth on Schedule 2.1(c)(viii);

(ix)             payoff letters, issued by the holders of Indebtedness not earlier than five (5) Business Days prior to the Closing Date, setting forth the amounts required to repay in full all Indebtedness on the Closing Date, together with wire transfer instructions;

(x)               an affidavit of the Company, under penalties of perjury, stating that none of the Target Companies are or have been a United States real property holding corporation, dated as of the Closing Date, in form and substance required under Treasury Regulation §1.897-2(h);

(xi)             a properly completed IRS Form W-9, duly executed by each Seller;

(xii)           a two year non-compete agreement, duly executed by Cyprium Investment Partners LLC;

(xiii)         an amendment to employment agreement, duly executed by George Moore;

(xiv)         an employment letter, duly executed by Mark McReynolds; and

(xv)           an Option Cancellation Agreement, duly executed by each Qualifying Option Holder.

2.2              Closing Deliveries of the Purchaser.

(a)                Payment of Closing Payment Amount. In connection with the Closing, the Purchaser will make the payments required to be made by Purchaser in accordance with Section 1.4.

(b)               R&W Insurance. Purchaser will have delivered to Seller evidence that the R&W Insurance Policy has been bound as of the Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES

Except as set forth in the disclosure schedules, as a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers, severally and not jointly, hereby represent and warrant to Purchaser as follows:

3.1              Organization, Power, and Authority. Schedule 3.1 lists each of the Target Companies, together with its jurisdiction of incorporation, organization or formation and the nature of its organization (corporation, partnership, limited liability company, etc.). Each of the Target Companies possesses all requisite power and authority necessary to own and operate its properties, to carry on its Business, to enter into and perform this Agreement, and to enter into and perform all other agreements and instruments contemplated hereby (collectively the “Ancillary Documents”) to which any Target Company is a party, or by which any Target Company is bound, and to carry out the transactions contemplated by this Agreement.

3.2              Capitalization.

(a)                Schedule 3.2(a) lists each of the Target Companies, together with the amount of its authorized, issued and outstanding Equity Interests and the names of each holder of Equity Interest of the Target Companies and the amount of such Equity Interests held by such holders. Except as set forth on Schedule 3.2(a), there are no Equity Interests of any Target Company of any class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued, are fully paid and non-assessable and are owned of record by Sellers in the amounts set forth on Schedule 3.2(a). All of the issued and outstanding Equity Interests of each of the other Target Companies have been validly issued, are fully paid and non-assessable (where applicable) and are owned beneficially and of record by the Company and/or one or more of the Target Companies in the amounts set forth on Schedule 3.2(a), free and clear of all Liens. There are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights (including preemptive rights) or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or securities of any kind of any Target Company, or obligating any Target Company to grant, extend or enter into any such agreement or commitment, or otherwise relating to securities of any Target Company, (ii) no voting trusts, proxies, stockholders’, equity holder or other agreements or understandings to which any Target Company is a party or is bound with respect to the voting or transfer of any of the Equity Interests of any Target Company, and (iii) no Equity Interest appreciation rights, participations, phantom equity, or similar rights to which any Target Company is a party or is bound, or which any Target Company has granted.

(b)               Other than as set forth on Schedule 3.1 and 3.2(a), the Target Companies do not have any Subsidiaries, and no Target Company holds or beneficially owns any direct or indirect Equity Interest in any Person, or has any contracts, commitments, understandings, arrangements, or rights (including preemptive rights) to acquire any Equity Interest in any Person.

3.3              Binding Obligation; No Conflict.

(a)                Binding Obligation. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which any Target Company is a party, or by which any Target Company is bound, have been duly authorized by such Target Company. This Agreement and the Ancillary Documents to which any Target Company is a party, or by which any Target Company is bound, when executed and delivered by such Target Company will each constitute a valid and binding obligation of such Target Company enforceable against such Target Company in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b)               No Conflict. Except as set forth on Schedule 3.3(b), the execution, delivery, and performance by any Target Company of this Agreement and any Ancillary Documents to which any Target Company is a party, or by which any Target Company is bound, and the fulfillment of and compliance with the respective terms hereof and thereof by any Target Company, does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) result in the creation of any Lien upon the equity or assets of any Target Company, (iv) give any third party the right to modify, terminate, or accelerate any material agreement or obligation under, (v) create a loss of rights under, (vi) result in a violation of, or (vii) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the Governing Documents of any Target Company, (B) any material Law or material Order to which any Target Company or any of its assets or Business is subject or otherwise bound, or (C) any material Contract or material permit to which any Target Company is a party, subject, or otherwise bound. No consent, approval, or authorization of any Government Entity, or any other Person, is required to be obtained by any Target Company in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those described on Schedule 3.3(b) and (ii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement.

3.4              Governing Documents. True, correct and complete copies of the Governing Documents of each Target Company and all amendments thereto and as are currently in force, and all Equity Interest records (including Equity Interest ledgers) of each of the Target Companies have been provided to Purchaser. Such Equity Interest records (including Equity Interest ledgers) accurately reflect all Equity Interests, transactions and the current ownership of each Subsidiary of the Company.

3.5              Financial Statements. Attached hereto as part of Schedule 3.5(1) are true, correct, and complete copies of (a) the audited consolidated balance sheets of the Target Companies as of December 31, 2017 and December 31, 2016, and the related audited consolidated statements of income, statements of stockholders’ equity, and statements of cash flow for the fiscal years then ended, together with the notes thereto and the report thereon (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Target Companies as of June 30, 2018 (the “Most Recent Balance Sheet”), and the related consolidated statement of income, and statement of cash flow of the Target Companies for the six-month period then ended (collectively the “Interim Financial Statements”). All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Each of the Financial Statements fairly present in all material respects the assets, liabilities and consolidated financial condition of the Target Companies and accurately reflect the consolidated operating results and cash flows of the Target Companies for the periods reflected therein. The Annual Financial Statements (x) have been prepared in accordance with GAAP consistently applied throughout such Annual Financial Statements and the periods covered thereby and (y) are materially consistent with the books and records of the Target Companies. The Interim Financial Statements (x) have been prepared in accordance with GAAP consistently applied through the periods covered thereby, subject to the lack of footnote disclosures required by GAAP and changes resulting from normal and customary year-end adjustments, none of which have customarily been (or will be) material, individually or in the aggregate, individually or in the aggregate and (y) are materially consistent with the books and records of the Target Companies. Since December 31, 2013, the Target Companies have maintained internal accounting controls sufficient to provide reasonable assurances (w) that the Target Companies’ transactions are executed in accordance with the general or specific authorizations of the Target Companies’ management, (x) that the Target Companies’ transactions are recorded as necessary to permit preparation of financial statements in material conformity with GAAP (except as may be indicated in the notes thereto) and (y) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material adverse effect on the Company’s financial statements,.

3.6              Indebtedness; Liabilities; Guarantees.

(a)                Except for Indebtedness set forth on Schedule 3.6(a), no Target Company has any Indebtedness outstanding. No Target Company is in material default with respect to any Indebtedness, or any instrument or agreement relating thereto. True, correct, and complete copies of all Contracts (including all amendments, supplements, waivers and consents) relating to any Indebtedness of any Target Company have been made available to Purchaser.

(b)               Except for Liabilities set forth on Schedule 3.6(a), no Target Company has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Target Companies or in the notes thereto, except for (a) Liabilities specifically identified and reserved against in the Interim Financial Statements and not discharged subsequent to the date of the Interim Financial Statements, (b) Liabilities incurred subsequent to the date of the Interim Financial Statements in the Ordinary Course of Business and not discharged since the date of the Interim Financial Statements (none of which is a Liability resulting from non-compliance with any applicable Law, Contract, or permit or any breach of contract, breach of warranty, tort, infringement or Proceeding), (c) Liabilities under this Agreement or any of the Ancillary Documents, and (d) Liabilities arising under any Contract to which any of the Target Companies are a party or by any of the Target Companies are bound (excluding any Liability for a breach of any such Contract). No Target Company has any Liability that relates to or has arisen out of a violation of Laws, breach of contract, breach of warranty, tort or infringement by or against any Target Company or any Proceeding involving any Target Company, or any indemnification obligations. No Target Company has unsatisfied community or charitable pledges, contributions or commitments.

3.7              Absence of Certain Developments. Except as set forth on Schedule 3.7, since December 31, 2017, and through the date of this Agreement, no event, change, fact, condition, or circumstance has occurred or arisen that has had a Material Adverse Effect. Except as set forth on Schedule 3.7, since December 31, 2017, no Target Company has:

(a)                except in the Ordinary Course of Business, materially increased the salary or other compensation of any employee of any Target Company, or provided any material increase in or added any other benefits to which any such employee may be entitled;

(b)               mortgaged, pledged, or subjected to any Lien any of the material assets of any Target Company, except Permitted Liens;

(c)                except in the Ordinary Course of Business, sold, assigned, or transferred any material portion of the tangible assets related to the Business;

(d)               sold, assigned, or transferred any patents, registered trademarks, trade names, registered copyrights, trade secrets, or other material intangible assets related to the Business;

(e)                except in the Ordinary Course of Business, made or changed any Tax election, filed any amended Tax Return, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement or settled or consented to any claim or assessment in respect of Taxes, or taken any other similar action with respect to Taxes or Tax Returns;

(f)                issued, sold, or transferred any of its Equity Interests, securities convertible into its Equity Interests, or other warrants, options, or other rights (including preemptive rights) to acquire its Equity Interests or any bonds or debt securities;

(g)                except in the Ordinary Course of Business, made any material changes to any Employee Benefit Plan or made any material changes in wages, salary or other compensation with respect to its managers, officers or employees other than changes as required by applicable Laws or pursuant to existing agreements or arrangements;

(h)               paid, loaned, or advanced (other than the payment of salary and benefits in the Ordinary Course of Business or the payment, advance, or reimbursement of expenses in the Ordinary Course of Business) any amounts to, or sold, transferred, or leased any of its assets related to the Business to, or entered into any other transaction with, any of its managers, officers or Affiliates;

(i)                 commenced or settled any litigation involving an amount in excess of $20,000 for any one case;

(j)                 made any material amendments to its Governing Documents;

(k)               paid or declared any dividend or made any distribution on its Equity Interests, or purchased or redeemed any of its Equity Interests;

(l)                 suffered any material loss, or any material interruption in use, of any assets or property material to the operation of the Business (whether or not covered by insurance), whether on account of fire, flood, riot, strike, act of God, or otherwise;

(m)             except in the Ordinary Course of Business or as would not affect the Business in any material respect, (i) paid or delayed payment of accounts payable, (ii) collected or accelerated collection of Accounts Receivable, (iii) sold, distributed, or accelerated the sale or distribution of, inventory, or (iv) offered customers terms of sale (including discounts or delayed payments);

(n)               waived any material right or canceled or compromised any material debt or claim;

(o)               made any individual capital expenditure in an amount that exceeds $50,000, or capital expenditures in an aggregate amount that exceeds $100,000;

(p)               established any new banking, borrowing, or depository relationship;

(q)               hired or terminated any employee, independent contractor or consultant, or entered into or modified any employment, consulting or other services agreement with any Person with base compensation in excess of $75,000;

(r)                 paid or incurred any management, investment advisor or consulting fees, except pursuant to existing agreements or arrangements disclosed on Schedule 3.10(a);

(s)                entered into any contract for borrowed money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed;

(t)                 made any loans, advances, or capital contributions to or investments in any Person;

(u)               made any material change to its accounting methods, principles or practices;

(v)               prepaid, discharged, settled, or satisfied any of its material Liabilities or Indebtedness outside the Ordinary Course of Business; or

(w)              agreed to do any of the foregoing.

3.8              Title to Assets. Except as set forth on Schedule 3.8, each of the Target Companies has good and valid title to, or a valid leasehold interest in, the material properties and assets, tangible or intangible, used by each such Target Company in the Business (the “Target Companies’ Assets”). Except as set forth on Schedule 3.8, all of the Target Companies’ Assets are free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 3.8, neither Sellers nor any of their Affiliates owns, directly or indirectly, any properties or assets that are used in the conduct of the Business. The assets of the Target Companies (a) include all the property and assets that are used in and necessary for the operation of the Business as conducted during the preceding twelve (12) month period and (b) are sufficient, in all material respects, to conduct the Business as presently conducted. Each of the Target Companies’ Assets that is tangible personal property is in good operating condition and repair, subject to normal wear and tear, and is useable in the Ordinary Course of Business. To the Knowledge of the Target Companies, there are no facts or conditions affecting any assets of the Target Companies that would reasonably be expected, individually or in the aggregate, to materially interfere with the current use or operation of such properties and assets.

3.9              Tax Matters. Except as set forth on Schedule 3.9:

(a)                Each of the Target Companies has timely filed all income and other material Tax Returns that are required to be filed by it and has timely paid all material Taxes due and owing by it (whether or not reflected on any Tax Return). All such Tax Returns are true, correct, and complete in all material respects and were prepared in accordance with applicable Laws.

(b)               Each of the Target Companies has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party, as well as with respect to any allocations or distributions to any stockholder.

(c)                There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon any assets of any Target Company. The amount of any Target Company’s liability for unpaid Taxes for all periods ending on or before the date of the Most Recent Balance Sheet does not exceed the accrual for such Taxes (excluding reserves for deferred Taxes) as reflected on the Most Recent Balance Sheet. The amount of any Target Company’s liability for unpaid Taxes for all periods following the end of the period covered by the Most Recent Balance Sheet will not exceed the accrual for such Taxes (excluding reserves for deferred Taxes) reflected on the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the applicable Target Company. Since the date of the Most Recent Balance Sheet, no Target Company has incurred any material liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than with respect to employment Taxes arising in connection with the transactions contemplated by this Agreement.

(d)               There is no dispute or claim concerning any material Tax Liability of any Target Company either (i) claimed or raised by any Taxing authority in writing, or (ii) as to which the Target Companies have Knowledge. Each Target Company has delivered to Purchaser correct and complete copies of all Tax Returns filed by or with respect to, and all Tax examination reports and related statements of deficiencies assessed against, or agreed to by, the Target Company, since December 31, 2013. Within the past five (5) years, neither Sellers nor any Target Company has received a written claim from any Government Entity in a jurisdiction where any Target Company does not file a Tax Return that the Target Company is or may be subject to taxation by such jurisdiction.

(e)                No Target Company has waived any statute of limitations in respect of Taxes nor has agreed to, nor is subject to any extension of time with respect to, a Tax assessment or deficiency.

(f)                No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Target Companies, have been threatened with respect to the Target Companies and there are no outstanding assessments or deficiencies for material Taxes of any Target Company that have not been paid in full.

(g)                In connection with the consummation of the transactions contemplated by this Agreement, no payment or benefit has been, will be, or may be made or provided pursuant to this Agreement, any arrangement contemplated by this Agreement, or any Employee Benefit Plan that, either alone or together with any other payments or benefits, constitutes or could reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any comparable provision of other applicable Law). None of Target Companies, Purchaser, or any affiliate of Purchaser will be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision of other applicable Law) as a result of the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event.

(h)               Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or reasonably could be expected to be incurred by a participant in any such Employee Benefit Plan. No stock option or equity unit option granted under any Employee Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No Target Company and no ERISA Affiliate has any obligation to “gross-up”, indemnify, reimburse or otherwise compensate any individual for any additional Taxes or interest imposed pursuant to Section 409A of the Code.

(i)                 No Target Company is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement, in each case, a principal purpose of which is the indemnification, sharing or allocation of liabilities for Taxes.

(j)                 Each Target Company has properly collected and remitted all applicable sales and similar Taxes with respect to sales made to its customers. With respect to any sales that were exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, each Target Company has received and retained any appropriate Tax exemption certificates and other documentation qualifying such sales as exempt.

(k)               No Target Company has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under applicable Laws. No Target Company has any liability for the Taxes of any Person under any provision of applicable Law (including Treasury Regulation Section 1.1502-6), as a transferee or successor, by contract, or otherwise.

(l)                 No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any accounting method change or agreement with any Taxing authority filed or made on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date, (iv) closing agreement described in Section 7121 of the Code (or any comparable provision of other applicable Law), (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of other applicable Law), or (vi) any election under Section 108(i) of the Code (or any comparable provision of other applicable Law) or Section 965(n) of the Code (or any comparable provision of other applicable Law) made on or prior to the Closing Date. Each of Sellers and the Target Companies uses the accrual method of accounting for Tax purposes.

(m)             No Target Company has participated in or been a party to a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and United States Treasury Regulation §1.6011-4(b)(1)) (or any comparable provision of other applicable Law).

(n)               No Target Company is, directly or indirectly, the beneficiary of any federal, state, local or foreign Tax holiday or Tax incentive or other similar Tax benefit.

(o)               No Target Company has distributed the capital stock of any corporation in a transaction purportedly satisfying the requirements of Section 355 of the Code (or any comparable provision of other applicable Law) within the last two years, and none of the capital stock of any Target Company has been distributed in a transaction purportedly satisfying the requirements of Section 355 of the Code (or any comparable provision of other applicable Law) within the last two years.

(p)               No Target Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)               Any and all material transactions between or among the Target Companies and any of their respective Affiliates have occurred on arm’s length terms, and each Target Company has complied in all material respects with all transfer pricing laws and regulations, including the execution of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(r)                 No Target Company has, or has ever been, engaged in a trade or business, or has, or has ever had, a “permanent establishment” (as defined in any applicable income Tax treaty or under any applicable Law), in any jurisdiction other than the jurisdiction where such entity is organized.

(s)                The Company does not directly or indirectly own an interest in any (i) “passive foreign investment company” within the meaning of Section 1297(a) of the Code or (ii) “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Schedule 3.9(s) sets forth the U.S. federal income tax classification of the Company and each of its domestic Subsidiaries and each of its Subsidiaries that has filed Form 8832 (or similar state or local form) with the IRS affirmatively electing a particular income tax classification. None of the Target Companies has been or will be required to include any amount in income by reason of Section 965 of the Code.

3.10          Contracts and Commitments.

(a)                Except as expressly contemplated by this Agreement or as set forth on Schedule 3.10(a), no Target Company is a party to or bound by any, whether written or oral:

(i)                 collective bargaining agreement, or any other Contract with any labor union;

(ii)               management agreement, or Contract for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000;

(iii)             Contracts for the payment of severance benefits, retention bonuses, change in control payments, sale bonuses, or other similar payments to any employee or other Person not otherwise set forth on Schedule 3.18(a);

(iv)             other Contracts with respect to Employee Benefit Plans not otherwise set forth on Schedule 3.18(a);

(v)               Contract involving any Government Entity granted or entered into based on, or conditioned on, certain characteristics of any Target Company such as revenues, income or number of employees;

(vi)             stockholder agreement, limited liability company agreements, partnership agreements or joint venture agreements or other contracts (however named) involving a sharing of profits, losses, costs or Liabilities by any Target Company and another Person;

(vii)           Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging, or otherwise placing a Lien on any material asset or material group of assets of any Target Company relating to the Business, any letter of credit arrangements, or any guarantee therefore;

(viii)         Contract under which any Target Company is a (i) lessee of, or holds or operates, any personal property, owned by any other party, or (ii) lessor of, or permits any third party to hold or operate, any property, real or personal, owned or controlled by any Target Company (excluding in each case any lease or agreement entered into in the Ordinary Course of Business with annual payments of less than $25,000);

(ix)             Contract or group of related Contracts with the same party continuing over a period of more than 12 months from the date or dates thereof that (A) are not terminable by any Target Company on 60 days’ or less notice, (B) involve more than $100,000 in goods or services to be provided by any Target Company on an annual basis, or (C) involve payments for goods and services by any Target Company in excess of $100,000 on an annual basis;

(x)               other Contract or group of related Contracts with a Key Customer or Key Supplier (excluding purchase orders made and non-disclosure agreements entered into in the Ordinary Course of Business pursuant to forms substantially similar to the forms made available to Purchaser);

(xi)             Contract for the advertisement or promotion of any products of services not terminable by any Target Company on 60 days’ or less notice without payment or penalty;

(xii)           license (including covenants not to sue or enforce), assignment, transfer, royalty, or other agreement with respect to any Intellectual Property, other than: (a) license agreements to any third party non-customized object code software that are obtained on standard terms that do not call for aggregate payments by any Target Company in excess of $25,000 annually, and (b) non-exclusive license agreements that are entered into in the Ordinary Course of Business pursuant to which the amount payable by any Target Company on an annual basis is less than $25,000;

(xiii)         Licenses, other than any Inbound License to commercially available object code software, software as a service or cloud service, in each case, that involves aggregate annual payments in excess of $25,000 for all licenses or users, and other Contracts relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property;

(xiv)         Contract with respect to the acquisition or disposition of any assets or securities outside the Ordinary Course of Business, or any equity or debt investment in or any loan to any Person;

(xv)           Any single Contract providing for an expenditure of any Target Company in excess of $50,000 in connection with the purchase of equipment or for the purchase of services;

(xvi)         Contract between any Target Company, on the one hand, and any Seller (or any Affiliate or Family Member thereof), on the other hand;

(xvii)       power of attorney or other similar agreement or grant of agency;

(xviii)     Contract prohibiting in any matter any Target Company from freely engaging in any business or competing anywhere in the world, or soliciting for employment or hire any Person;

(xix)         indemnity agreement, suretyship contract performance bond, working capital maintenance or other form of guaranty agreement;

(xx)           settlement agreement regarding the settlement, adjustment or compromise of any Proceeding;

(xxi)         confidentiality agreements (other than standard confidentiality agreements with any Target Company employees and non-disclosure agreements entered into in the Ordinary Course of Business pursuant to forms substantially similar to the forms made available to Purchaser); or

(xxii)       other Contract not described in subsections (i) through (xxi) above or Section 3.18(a) that involves consideration in excess of $100,000 on an annual basis and was not entered into in the Ordinary Course of Business.

(b)               All of the contracts, agreements, and instruments set forth or required to be set forth on Schedule 3.10(a) (the “Material Contracts”) are in full force and effect and are valid, binding, and enforceable as to any Target Company, and, to the Knowledge of the Target Companies, as to the other parties thereto, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles that may limit the right to obtain equitable remedies. As of the date hereof, (i) no Target Company is in default or violation in any material respect of, and has not released, waived, or repudiated, any material provision of, any Material Contract, and (ii) to the Knowledge of the Target Companies, the other party to each of the Material Contracts is not in default or material violation of, and has not repudiated any material provision of, any such Material Contract. To the Knowledge of the Target Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation, default or breach of, or give any Target Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract. Each Target Company has made available to Purchaser a copy of each written Material Contract.

(c)                Except as would not have, and would not be reasonably likely to have, a Material Adverse Effect, with respect to any Government Contract, there is no (i) civil fraud or criminal investigation by any Governmental Entity, or (ii) any suspension or debarment proceeding (or equivalent proceeding) against any Target Company, or (iii) request by a Governmental Entity for a contract price adjustment based on the False Claims Act (31 U.S.C. 3729 et seq.), the Truth in Negotiations Act (10 U.S.C. 2306a), or a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing, or (iv) any pending claim or request for equitable adjustment by a Target Company against a Governmental Entity in excess of $100,000.

(d)               Other than in the ordinary course of business, no cost incurred by any Target Company pertaining to any Government Contract has been challenged, is the subject of any audit, or, to the Knowledge of the Target Companies, is the subject of any investigation or has been disallowed by any Governmental Entity, except where any challenge, audit, investigation or disallowance would not have, and would not be reasonably likely to have, a Material Adverse Effect. No payments due to the Target Companies pertaining to any Government Contracts have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except where any withholding would not have, and would not be reasonably likely to have, a Material Adverse Effect.

3.11          Intellectual Property.

(a)                Schedule 3.11(a) contains a complete and accurate list of all Registered Intellectual Property (and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) (or other applicable number(s), as applicable)) that is owned by or filed in the name of any of the Target Companies. All Registered Intellectual Property: (i) is in full force and effect; (ii) is valid, subsisting and enforceable; and (iii) has been obtained and maintained in material compliance with all applicable rules, policies and procedures of the applicable Government Entity.

(b)               The Target Companies solely and exclusively own and possess, free and clear of all Liens, except for Permitted Liens, all right, title, and interest in and to all Owned Intellectual Property. The Target Companies lawfully own, or have the right to use, all Intellectual Property necessary for, or otherwise used or held for use in, the operation of the Business. All Company Intellectual Property is fully transferable, alienable and licensable by each Target Company without restriction and without payment of any kind to any third party and without approval of any third party. The execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under any License or exercise any new or additional rights under any Company Intellectual Property. No funding, facilities or personnel of any educational institution or Government Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(c)                No Target Company, the provision of Company Services, Owned Intellectual Property or the conduct of the Business violates, infringes or misappropriates any Intellectual Property of any Person. There is no past, pending or threatened (in writing) Proceeding involving any Owned Intellectual Property, Company Service or the conduct of the Business or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person or, to the Knowledge of the Target Companies, any facts or circumstances that might reasonably serve as the basis for any such Proceeding; and, no Target Company has received: any written notice that it must license or refrain from using any Intellectual Property; or, any offer by any other Person to license any Intellectual Property to Company. To the Knowledge of the Target Companies, no Person is infringing, misappropriating or otherwise violating or conflicting with any Owned Intellectual Property, or has previously done so.

(d)               Schedule 3.11(d) sets forth a complete and correct list of all: (i) Outbound Licenses; and, (ii) Inbound Licenses. All Licenses are valid, binding, and enforceable as to any Target Company, and, to the Knowledge of the Target Companies, as to the other parties thereto, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles that may limit the right to obtain equitable remedies.

(e)                No source code for any software owned by any Target Company has been delivered, or licensed, to any Person, or is subject to any source code escrow obligation. No software that is subject to any Open Source License has been incorporated or was used in the development, testing or delivery of any software included owned by the Target Companies.

(f)                Each Target Company has (i) taken all commercially reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all of its trade secrets, and any other proprietary or confidential information (and any information intended to be a trade secret, or other proprietary or confidential information) owned or held by any Target Company; and (ii) only disclosed any such trade secrets to third parties pursuant to the terms of a written agreement that requires the Person receiving such trade secrets to reasonably protect and not disclose such trade secrets.

3.12          IT Systems. The computer, information technology and data processing systems, facilities and services used by each Target Company, including all software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by any Target Company (collectively, the “Systems”), are sufficient, in all material respects, to conduct the Business as presently conducted. The hardware included in such Systems are in good working condition (subject to ordinary wear and tear) to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the manner it is currently being conducted. During the twelve (12) month period ending on the date hereof, there has been no material failure, breakdown or any substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the Business. Each Target Company makes back-up copies of data and information that is maintained by the Target Companies and is critical to the conduct of its Business at least once every day and conducts periodic tests to ensure the effectiveness of such back-up systems. To the Knowledge of the Target Companies, the software used by each Target Company is substantially free from any material defects, bugs and errors, and does not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Contaminants”). Each Target Company has taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

3.13          Privacy and Data Security. The Target Companies do not receive, process, transmit or store any financial account numbers or any other information on its Systems, including PII, that would require them to comply with the Payment Card Industry Data Security Standards or any other applicable privacy Laws (“Information”). No Target Company collects, uses, stores, processes, shares or discloses any Information that would (i) violate any applicable Laws or any Contracts related to such Information or (ii) require notice to or consent from the provider of such Information. No claims have been asserted or, to the Knowledge of the Target Companies, threatened, or are reasonably expected to be asserted, with respect to any Information.

3.14          Litigation. Except as set forth on Schedule 3.14, there are no, and during the past three (3) years there have not been any, Proceedings pending or, to the Knowledge of the Target Companies, threatened against any Target Company at law or in equity, or before or by any Government Entity. Except as set forth on Schedule 3.14, no Target Company is subject to any Order of any Government Entity. During the three (3) year period preceding the date hereof, no Target Company has received any written notice of an allegation against or involving, or any Liability of, any Target Company or any of its directors, officers, stockholders or employees with respect to its marketing or advertising practices.

3.15          Brokerage. Except as set forth on Schedule 3.15, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Target Company is a party or to which any Target Company is subject.

3.16          Insurance. Schedule 3.16 contains a list and description (including insurer, coverage, deductibles, limitations, and expiration dates) of each insurance policy currently maintained by any of the Target Companies or that name any of the Target Companies as an insured, including those insurance policies with respect to its properties, assets, and the Business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no Target Company is in material default thereunder. All applicable and current historical limits under such insurance policies have not been materially impaired by claims activity of any Target Company. Each Target Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period. There are no pending claims or other Proceedings against or involving any Target Company, and there have been no claims or other Proceedings against or involving any Target Company during the five (5) year period prior to the date hereof, with respect to which insurance coverage has been denied. To the Knowledge of the Target Companies, there are no claims or other Proceedings pending or threatened against or involving any Target Company which are not covered by insurance (or may not be fully covered by insurance) or which are being handled by an insurer under a reservation of rights. No Target Company has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. To the Knowledge of the Target Companies: (a) no party to any insurance policy is in default or otherwise in breach thereof (including regarding the payment of premiums or giving of notices) and (b) no event has occurred that (with or without the passage of time or giving of notices) would constitute a material default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under any such insurance policies.

3.17          Labor Matters.

(a)                Schedule 3.17 contains a true and complete list of (i) all employees employed by each Target Company as of November 7, 2018 and all independent contractors of each Target Company as of December 31, 2017, (ii) the job title, employee or independent contractor status, date of hire or engagement, Fair Labor Standards Act classification (exempt/non-exempt), full-time or part-time status, leave status (including type, length and expected return date), accrued and unused vacation time and rate of all compensation paid or payable by each Target Company to each such employee or independent contractor in each of such Target Company’s 2016 and 2017 fiscal years, including any bonus, contingent, or deferred compensation, and (iii) the managers and officers of each Target Company as of November 7, 2018. Except as set forth on Schedule 3.17, all employees of each Target Company are “at will”, and except as set forth on Schedule 3.17, no employee is entitled to severance pay or other benefits following termination or resignation, except as provided by Law. No former or current independent contractor of any Target Company is (or has been) a misclassified employee.

(b)               Each Target Company has been, during the past three (3) years, and each Target Company currently is, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. There are no claims, actions, investigations, audits or lawsuits pending, or to the Knowledge of the Target Companies, threatened or reasonably anticipated asserting employment discrimination, disability discrimination, wage and hour, wrongful discharge, harassment, breach of contract, defamation, invasion of privacy, retaliation, worker’s compensation, employee safety or any other employment-related claim under which any Target Company may have liability, contingent or otherwise, nor, to the Knowledge of the Target Companies, has any event occurred that, as of the Closing Date, would provide a basis therefor. Each Target Company has withheld all amounts required by Law or by agreement to be withheld from wages, salaries and other payments to employees; and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)                During the past three (3) years, no Target Company has (i) had any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances), (ii) engaged in any unfair labor practices, (iii) suffered any labor strike, lockout, work stoppage or other material labor dispute, or (iv) had any union organization campaign in progress with respect to any of its employees, or any question concerning union representation with respect to such employees. To the Knowledge of the Target Companies, there are no threatened labor disputes or organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of any Target Company. No employee, independent contractor or consultant has terminated his, her or its employment or engagement with the Company in the last 90 days, and no employee, independent contractor or consultant has given notice to any Target Company that such employee, independent contractor or consultant intends to terminate his, her or its employment or engagement with such Target Company, and, to the Knowledge of the Target Companies, no employee, independent contractor or consultant intends to terminate his, her or its employment or engagement with any Target Company (either before or shortly after the Closing).

(d)               To the Knowledge of the Target Companies, except as set forth on Schedule 3.17(d), no employee of any Target Company is bound by any confidentiality agreement, noncompetition agreement or other contract with another entity that is reasonably likely to have an adverse effect on the performance by such employee of his/her duties for the Target Companies, or the business or operations of the Target Companies.

3.18          Employee Benefit Plans.

(a)                Schedule 3.18(a) contains a complete and accurate list of all Employee Benefit Plans. No Target Company and no ERISA Affiliate has any Contract or obligation to create, enter into, participate in or contribute to any additional Employee Benefit Plan or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by any Target Company, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could reasonably be expected to materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Based on the terms of the Employee Benefit Plans as of the Closing Date, each Employee Benefit Plan can be amended or terminated unilaterally by a Target Company (whether before or after the Closing), and without any penalty, Liability or expense to any Target Company, any ERISA Affiliate, Purchaser, any of their respective Subsidiaries or Affiliates or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than reasonable administrative expenses of the type typically incurred in terminations of similar employee benefit plans and benefits accrued through the date of amendment or termination. No Target Company or ERISA Affiliate has represented, promised, committed or contracted (whether in written or oral form) to any Person that any Employee Benefit Plan (or any particular benefit under any Employee Benefit Plan) will be provided for any particular period of time or that any Employee Benefit Plan will not be amended or terminated.

(b)               The Company has delivered to Purchaser, with respect to each Employee Benefit Plan (to the extent applicable thereto), true, correct and complete copies of: (i) all documents embodying such Employee Benefit Plan (including all amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (ii) the last three annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) all Contracts, as currently in effect, relating to such Employee Benefit Plan, including all trust agreements, investment management agreements, investment advisory agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Employee Benefit Plan; (vi) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vii) the most recent financial statement prepared for such Employee Benefit Plan; (viii) all non-routine correspondence to or from a Government Entity relating to such Employee Benefit Plan; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(c)                With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (iii) each Target Company, each ERISA Affiliate and each other Person (including each fiduciary of such Employee Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Employee Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Government Entity or provided to any participant in such Employee Benefit Plan (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and were complete and accurate in all material respects when filed or provided; (v) no Target Company, no ERISA Affiliate and no other Person has breached any fiduciary duty imposed upon it by ERISA or any other Law; (vi) no transaction or event has occurred or, to the Knowledge of the Target Companies, is threatened or about to occur that constitutes or could constitute (and none of the transactions described in or covered by this Agreement constitutes) a prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which an exemption is not available; (vii) all contributions, premiums and other payments due or required to have been paid to (or with respect to) such Employee Benefit Plan on or before the Closing Date have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued as a liability on the Most Recent Balance Sheet; and (viii) no Target Company and no ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which any Target Company, any ERISA Affiliate, Purchaser or any of their respective Subsidiaries or Affiliates could reasonably be expected to incur, directly or indirectly, any penalty, excise Tax, fine, Lien or Liability under ERISA, the Code or any other Law, or pursuant to any indemnification, contribution or similar agreement.

(d)               Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of a current, unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, or (ii) utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which the Target Companies and such Employee Benefit Plan are entitled, under applicable IRS guidance, to rely. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System (“EPCRS”) or the taking of any corrective action pursuant to EPCRS in order to maintain the qualified status of such Employee Benefit Plan.

(e)                Each Target Company, each ERISA Affiliate and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No Target Company, no ERISA Affiliate and no Health Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Target Company, any ERISA Affiliate or any Health Plan to) any penalty or excise Tax under Code Section 4980D, 4980H or 4980I or any other provision of the Health Care Reform Laws.

(f)                No Target Company or ERISA Affiliate sponsors, maintains, participates in or contributes to or has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has (or could have) any Liability with respect to, (i) any employee benefit plan that is (or was) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, (iii) any multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (v) any self-funded (or self-insured) health plan, or (vi) any compensation or employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.

(g)                No Employee Benefit Plan provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of any Target Company or any ERISA Affiliate, or to any other Person, after his or her retirement or other termination of employment or service, and no Target Company or ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee, or to any other Person, that such benefits would be provided, except to the extent required by Section 4980B(f) of the Code (at the sole expense of the electing individual).

(h)               No claim or Proceeding (other than routine claims for benefits) are pending or, to the Knowledge of the Target Companies, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there any basis for any such claim or Proceeding. No Employee Benefit Plan is (or within the last six years has been) the subject of an investigation, examination or audit by any Government Entity or the subject of an application or filing under or a participant in, any amnesty, voluntary compliance, self-correction or similar program sponsored by any Government Entity, and, to the Knowledge of the Target Companies, no such investigation, examination or audit is contemplated or under consideration by any Government Entity.

(i)                 Each Target Company and each ERISA Affiliate has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for such Target Company or ERISA Affiliate as common law employees, leased employees or independent contractors of the Target Company or such ERISA Affiliate, as applicable.

(j)                 Except with respect to the vesting and payment of benefits pursuant to Section 7.10 or as otherwise specifically required in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in or by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s), including a subsequent termination of employment or service) will or may: (i) entitle any individual to severance, retention or change of control benefits or to any other similar payment from any Target Company, any ERISA Affiliate, Purchaser, any of their respective Subsidiaries or Affiliates or any Employee Benefit Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan; (iv) require any Target Company, any ERISA Affiliate, Purchaser or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; (v) result in the renewal or extension of the term of any Contract regarding the compensation of any current or former employee, director or other service provider of or to any Target Company or any ERISA Affiliate, or (vi) impair any of the rights of any Target Company, any ERISA Affiliate, Purchaser or any of their respective Subsidiaries or Affiliates with respect to any Employee Benefit Plan (including the right, based on the terms of the Employee Benefit Plans as of the Closing Date, to unilaterally amend or terminate any Employee Benefit Plan at any time and without any penalty, Liability or expense to any Target Company, any ERISA Affiliate, Purchaser, any of their respective Subsidiaries or Affiliates or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than reasonable administrative expenses of the type typically incurred in terminations of similar employee benefit plans and benefits accrued through the date of amendment or termination).

(k)               Except as set forth on Schedule 3.18(k), none of the Employee Benefit Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of any Target Company (other than as required under Code Section 4980B, or similar state Laws). Except as set forth on Schedule 3.18(k), no Target Company is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of any Target Company nor has any Target Company incurred any withdrawal Liability with respect to any multiemployer plan or any Liability in connection with the termination or reorganization of any multiemployer plan.

3.19          Compliance with Laws; Permits.

(a)                Each Target Company has been at all times during the past three (3) years and is currently in compliance in all material respects with all applicable Laws, Orders, and agreements with, and all Permits from, any Government Entity, including Laws relating to the operation of the Business or to which the property, assets, personnel, or business activities of each Target Company are subject. Each Target Company has made available to Purchaser true, correct, and complete copies of all material written communications between each Target Company and any Government Entity regarding such Target Company’s compliance with applicable Laws and Orders. No Target Company has received from any individual or Government Entity any written or, to the Knowledge of the Target Companies, oral notification with respect to any possible noncompliance of any Law or Order. At no time during the past three (3) years has any validation, review, survey, inspection, audit investigation or program integrity review related to the Target Companies been conducted by any Government Entity, other than in the normal course and to the Knowledge of the Target Companies, no such reviews are scheduled, pending or threatened, against or affecting any of them or their respective facilities or locations. Each Target Company has timely filed all material reports, data and other information required by any Government Entity pursuant to applicable Law.

(b)               Except with respect to Environmental Permits that are addressed in Section 3.20 below, each Target Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations, and other authorizations of all Government Entities that are required for the conduct of the Business (the “Permits”). Set forth on Schedule 3.19(b) is a true, correct, and complete list of all Permits that each Target Company owns, possesses, operates under or pursuant to or uses. All Permits are in full force and effect as of the Closing Date. During the past three (3) years, no Target Company has received any written notice from a Government Entity alleging the Target Company’s failure to hold any Permit. No Target Company is (and during the past three (3) years has not been) in material breach or violation of, or in material default under, any such Permits. Except as otherwise governed by Law or the terms of a Permit, to the Knowledge of the Target Companies, each Permit is renewable by its terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No Target Company has been notified in writing by any Person during the 24-month period immediately preceding the Closing Date that such Person has rescinded, restricted, limited, suspended or not renewed, or intends to rescind, restrict, limit, suspend or not renew, any Permit or that penalties or other disciplinary action has been issued to, threatened to, or will be assessed or taken against any Target Company by any such Person.

3.20          Environmental, Health, and Safety Matters.

(a)                Each Target Company is in material compliance with and has for the past five (5) years operated its business and maintained its assets in material compliance with, all applicable Environmental Laws and Environmental Permits. Since October 31, 2013, no Target Company has received any written notification, from any Government Entity or other Person alleging any violation of any Environmental Law or Environmental Permit. To the Knowledge of the Target Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to cause any Target Company to be in violation of any applicable Environmental Law or Environmental Permit. There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Target Company.

(b)               Schedule 3.20(b) contains a complete list of all material Environmental Permits that are required in order for the Target Companies to conduct the Business as presently conducted. Sellers have made available true, correct and complete copies of each Environmental Permit to Purchaser. All of the Environmental Permits are in full force and effect and are valid and enforceable in accordance with their terms. To the Knowledge of the Target Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) may give any Person the right to cancel, terminate, revoke or modify any Environmental Permit. There are no Proceedings pending or, to the Knowledge of the Target Companies, threatened against any Target Company to cancel, terminate, revoke or modify any Environmental Permit.

(c)                No Hazardous Substances are currently or have in the past five (5) years been used, generated, treated, stored, transported, or handled on or at any of the Leased Real Properties and to the Knowledge of the Target Companies, no Hazardous Substances have at any time been disposed of or otherwise exist on, under or about any of the Leased Real Properties or any other real property formerly owned or leased by any Target Company, in each case in material violation of Environmental Laws or Environmental Permits. There have been no Releases of Hazardous Substances by any Target Company or to the Knowledge of the Target Companies, any other Party at, on, under, in, to or from any of the Leased Real Property and, to the Knowledge of the Target Companies, there have been no Releases of Hazardous Substances at any other real property formerly owned or leased by any Target Company, in each case in amounts that may give rise to a material Environmental Claim. To the Knowledge of the Target Companies, there has been no Release of Hazardous Substances at, on, under, in or from any other real property that has migrated or is migrating to, on or under the Leased Real Property.

(d)               There are no underground or above-ground storage tanks located on any of the Leased Real Properties or to the Knowledge of the Target Companies, any other real property formerly owned or leased by any Target Company. To the Knowledge of the Target Companies, all underground and above-ground tanks previously located on any such properties and no longer present thereat were removed in accordance with all Environmental Laws. None of the following exists at any of the Leased Real Property or, to the Knowledge of the Target Companies, at any other property or facility owned, occupied or operated by any Target Company: (i) asbestos containing materials in any form or condition; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments or Hazardous Substance disposal areas.

(e)                None of the Leased Real Property is currently listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) or the Superfund Enterprise Management System (SEMS), promulgated under the CERCLA or any comparable list in any jurisdiction. No Target Company has received notice from any Person with respect to any of the Leased Real Properties of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable Environmental Law in any jurisdiction. To the Knowledge of the Target Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to cause any of the Leased Real Property to be listed on the National Priorities List, the CERCLIS or the SEMS, or any comparable list in any jurisdiction.

(f)                No Target Company has assumed, undertaken or otherwise become subject to any Liability of any other Person by contract, or to the Knowledge of the Target Companies, by operation of law, relating to any applicable Environmental Law, including any obligation for corrective, investigatory or remedial action. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Entity or other Person, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws.

(g)                True, correct and complete copies of all material environmental assessments, environmental audit reports and similar studies or analyses relating to any real property currently or formerly owned or leased by any of the Target Companies that are in the possession, custody or control of Sellers or their Affiliates, the Target Companies or any of their respective consultants or representatives have been provided to Purchaser.

3.21          Affiliate Transactions. Except as set forth on Schedule 3.21, other than directly or indirectly owning Equity Interests in any Target Company, neither Sellers nor any Affiliate or Family Member of Sellers, and no director, manager, officer, or Affiliate of any Target Company: (a) has any material direct or indirect interest in any material asset or property owned or leased by the Target Company or used in connection with the Business; or (b) is currently engaging in any material transaction, arrangement, or understanding with any Target Company, other than payments made to, and other compensation provided to, officers, and managers of any Target Company in the Ordinary Course of Business. Except as set forth on Schedule 3.21, no Target Company is owed or owes any material amount from or to Sellers, or any Affiliate or Family Member of Sellers (excluding employee compensation and other ordinary incidents of employment). None of Sellers, or any Affiliate or Family Member of Sellers has any material interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the Business.

3.22          Real Property.

(a)                Owned Real Property. No Target Company owns any real property.

(b)               Leased Real Property. Schedule 3.22(b) sets forth a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document), true, correct, and complete copies of which have been previously delivered to Purchaser. Except as set forth in Schedule 3.22(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles that may limit the right to obtain equitable remedies; (ii) no Target Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, is being disturbed as of the Closing Date, and there are no present and continuing disputes with respect to such Lease; (iii) no Target Company, and, to the Knowledge of the Target Companies, such other party to the Lease, are in breach or default under such Lease beyond any applicable notice and cure period thereunder; and (iv) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, except for Permitted Liens.

3.23          Key Customers; Key Suppliers.

(a)                Schedule 3.23(a) sets forth a true and complete list of the top ten (10) customers of the Target Companies, as determined by annual sales to such customers for each of their fiscal years ending December 31, 2016 and December 31, 2017 (each, a “Key Customer”). Except as set forth on Schedule 3.23(a), since December 31, 2017, no Target Company has received written notice from any Key Customer requesting any material change in the terms and conditions (including credit terms, bonding requirements or indemnity requirements) of sales to such Key Customer or purchases by such Key Customer, which change is materially adverse to the operation of the Business. Since January 1, 2018, no Target Company has received any written complaint from any Key Customer concerning the products and services of any Target Company, other than complaints made in the Ordinary Course of Business, none of which are material, individually. To the Target Companies’ Knowledge, none of the Key Customers has stated in writing that it intends to materially decrease or limit its volume of purchases from any Target Company or otherwise terminate or materially and adversely modify its relationship with any Target Company.

(b)               Schedule 3.23(b) sets forth a true and complete list of the top ten (10) suppliers of the Target Companies, as determined by annual purchases from such suppliers for each of their fiscal years ending December 31, 2016 and December 31, 2017 (each, a “Key Supplier”). Except as set forth on Schedule 3.23(b), since December 31, 2017, no Target Company has received written notice from any Key Supplier requesting any material change in the terms and conditions (including credit terms, bonding requirements or indemnity requirements) of purchases from such Key Supplier or sales to any Target Company, which change is materially adverse to the operation of the Business. Since January 1, 2018, no Key Supplier has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with any Target Company. There are no, and during the last three (3) years there have not been any material disputes or controversies between any Target Company and a Key Supplier regarding the quality, merchantability or safety of, or involving a claim of breach of warranty with respect to, or any material defect in, any product purchased, manufactured or sold by such Key Supplier, other than disputes or controversies which have been fully resolved or have arisen in the Ordinary Course of Business, none of which are material, individually .

3.24          Product Warranties. Except for contracts entered into in the Ordinary Course of Business on commercially reasonable terms, no products developed, manufactured, sold or delivered by any Target Company are subject to any Target Company guaranty, warranty or indemnity of any kind beyond the applicable standard terms and conditions of such sale as described in Schedule 3.24. In the last three (3) years no Target Company has been notified in writing of any claims for (and no Target Company has Knowledge of any threatened claims for) any material product returns, warranty obligations or product services relating to any of its products other than those made in the Ordinary Course of Business. In the last three (3) years there have been no product recalls, withdrawals or to the Knowledge of the Target Companies, any seizures with respect to any products sold or delivered by any Target Company. No Target Company has received written notice from any Government Entity within the past three (3) years that alleged any product designed, manufactured, sold or delivered by any Target Company was defective or unsafe or failed to meet any product warranty or standards promulgated by any such Government Entity.

3.25          Product Liability. To the Knowledge of the Target Companies, except as set forth on Schedule 3.25, no Target Company has any material Liability for actions based on any legal or equitable theory of recovery in connection with, arising out of or resulting from (a) any defect or alleged defect in the design, development, materials or workmanship of any product designed, developed, licensed, sold or delivered by, or on behalf of any Target Company, (b) any failure to warn, (c) any alleged breach of express or implied warranty, or (d) any injury to individuals or property as a result of the ownership, possession or use of any product designed, developed, licensed, sold or delivered by, or on behalf of any Target Company. Except as set forth on Schedule 3.25, during the past three (3) years, no Target Company has received written notice of any unresolved claim of personal injury, death, or property or economic damages, or for injunctive relief, in each case as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided, by any Target Company.

3.26          Bribery and Fraud. None of the Target Companies, Sellers, or any of the Target Companies’ current or former officers, directors, managers, partners, employees, independent contractors, agents or representatives has, directly or indirectly used any Target Company or Seller funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. None of the Target Companies, Sellers nor any current shareholder, director, officer or employee, agent or other Person or entity acting on behalf of a Target Company or Seller, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Target Companies and Sellers have at all times complied, and is in compliance with, in all material respects with all applicable provisions of the Foreign Corrupt Practices Act and other applicable Laws addressing similar issues, and all applicable foreign Laws relating to prevention of corrupt practices and similar matters. No Target Company currently employs any foreign official, political party or political party official, public international organization official, or political candidate in any country in the world.

3.27          Tariffs and Duties. Except as set forth on Schedule 3.17, each Target Company is, and has at all times been, in compliance in all material respects with all Laws, tariffs and duties applicable to the import and export of products of the Target Companies, including 19 USC 1592. There have not been any prior actions, and there are no pending actions, brought against any Target Company by United States Customs and Border Protection or any similar Government Entity for the payment of tariffs, duties, fines or penalties related to the import and export of products of any Target Company, and no Target Company is subject to any such fines or penalties. No Target Company has made any material misrepresentation of facts to United States Customs and Border Protection or any similar Government Entity regarding the import or export of any products of any Target Company. The imported products for which each Target Company is, or has been during the last three (3) years, the importer of record or otherwise legally responsible, are not subject to, and to the Target Companies’ knowledge there is no reason to believe any such imported products may become subject to: (i) any detention, seizure or forfeiture; (ii) any notice of redelivery or claim for liquidated damages; (iii) any country of origin marking notice; or (iv) any other fine or penalty.

3.28          Inventory. Except as set forth on Schedule 3.28, the inventory of each Target Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which inventory is valued in accordance with the historical inventory valuation policies of the Target Companies, consistent with GAAP. Except as set forth on Schedule 3.28, the inventory reserves set forth in the Interim Financial Statements are consistent in extent with those previously maintained by the Target Companies in the ordinary course of business consistent with past custom and practice and determined in accordance with GAAP.

3.29          Accounts Receivable. All of the Accounts Receivable have arisen from bona fide transactions in the Ordinary Course of Business. None of the Accounts Receivable are subject to any material counterclaim or setoff (other than as accounted for in accounts payable).

3.30          Books and Records. The true and correct minute books of each Target Company have been made available to Purchaser for inspection. No material actions of the directors, managers, officers, equity holders or stockholders of any Target Company have been taken that have not been recorded therein.

3.31          No Other Representations. Except as expressly set forth in this ARTICLE III and in ARTICLE IV, none of any Seller, any Target Company or any other Person acting on behalf of the Sellers and/or the Target Companies have made, nor are any of them making any representation or warranty, express or implied, in respect of the Target Companies or the Business, nor are any of them making any representation or warranty regarding the accuracy or completeness of any information provided to Purchaser or its Affiliates in connection with the negotiation of this Agreement or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary contained herein, nothing in this provision or elsewhere in this Agreement restricts or limits in any respect any claims for Fraud.

ARTICLE IV.
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby severally, and neither jointly or with respect to any other Seller, represents and warrants to the Purchaser solely with respect to such Seller as follows:

4.1              Organization, Power, and Authority. If Seller is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization (as applicable). Seller possesses all requisite power and authority necessary to enter into and perform this Agreement, to enter into and perform the Ancillary Documents to which Seller is a party, or by which Seller is bound, and to carry out the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the Ancillary Documents by Seller and consummation by Seller of the transactions contemplated by this Agreement have been duly and validly approved by the governing body of Seller. No other proceedings are necessary on the part of any Seller to authorize the execution, delivery, and performance of this Agreement and the Ancillary Documents by Seller and the consummation by Seller of the transactions contemplated by this Agreement.

4.2              Binding Obligation; No Conflict.

(a)                Binding Obligation. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Seller is a party, or by which Seller is bound, have been duly authorized by Seller. This Agreement and all Ancillary Documents to which Seller is a party, or by which Seller is bound, when executed and delivered by Seller in accordance with the terms hereof, will each constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b)               No Conflict. The execution, delivery, and performance by Seller of this Agreement and of the Ancillary Documents to which Seller is a party, or by which Seller is bound, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) result in the creation of any Lien upon the Shares or other assets of Seller, (iv) give any third party the right to modify, terminate, accelerate, or cancel any material agreement or obligation under, (v) create a loss of rights under, (vi) result in a violation of, or (vii) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to, (A) the Governing Documents of Seller, (B) any Law or Order to which Seller is subject or otherwise bound, or (C) any Contract or permit to which Seller is a party, subject or otherwise bound, other than in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement. No consent, approval, or authorization of any Government Entity, or any other Person, is required to be obtained by Seller in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement.

4.3              Ownership of Shares. Seller has good and valid title to the number of Shares listed opposite Seller’s name on Schedule 1.1, free and clear of all Liens. There are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights (including preemptive rights) or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or securities of any kind of Seller, respectively, or obligating Seller to grant, extend or enter into any such agreement or commitment, or otherwise relating to securities of Seller, (ii) no voting trusts, proxies, stockholder, equity holder or other agreements or understandings to which the Seller is a party or is bound with respect to the voting or transfer of any of the Equity Interests of any Target Company, and (iii) no Equity Interest appreciation rights, participations, phantom equity, or similar rights with respect to the Target Companies to which Seller is a party or is bound, or which Seller has granted.

4.4              No Acquisitions. Except for this Agreement, Seller is not a party to or bound by any agreement, undertaking or commitment with respect to any purchase, sale, equity exchange, merger, reorganization, consolidation or similar transaction involving any Target Company or any Equity Interests of any Target Company.

4.5              Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against, relating to, or involving Seller that could reasonably be expected to adversely affect, in any material respect, Seller’s ability to consummate the transactions contemplated by this Agreement, or that otherwise relate to the transactions contemplated by this Agreement.

4.6              Brokerage. Except as set forth on Schedule 3.15, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which Seller is subject.

4.7              No Other Representations. Except as expressly set forth in this ARTICLE IV and in ARTICLE III, none of any Seller, any Target Company or any other Person acting on behalf of the Sellers and/or the Target Companies have made, nor are any of them making any representation or warranty, express or implied, in respect of the Target Companies or the Business, nor are any of them making any representation or warranty regarding the accuracy or completeness of any information provided to Purchaser or its Affiliates in connection with the negotiation of this Agreement or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary contained herein, nothing in this provision or elsewhere in this Agreement restricts or limits in any respect any claims for Fraud.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to Sellers as follows:

5.1              Organization, Power, and Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser possesses all requisite corporate power and authority necessary to own, use, and operate its properties, to enter into and perform this Agreement, to enter into and perform the Ancillary Documents to which the Purchaser is a party, or by which the Purchaser is bound, and to carry out the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the Ancillary Documents to which the Purchaser is party, or by which the Purchaser is bound, and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly validly approved by the Board of Directors of the Purchaser.

5.2              Binding Obligation; No Conflict.

(a)                Binding Obligation. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which the Purchaser is a party, or by which Purchaser is bound, have been duly authorized by the Purchaser. This Agreement and all Ancillary Documents to which the Purchaser is a party, or by which Purchaser is bound, when executed and delivered by the Purchaser in accordance with the terms hereof, will each constitute a valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b)               No Conflict. Except as set forth on Schedule 5.2(b),the execution, delivery, and performance by the Purchaser of this Agreement and all of the Ancillary Documents to which the Purchaser is a party, or by which Purchaser is bound, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, accelerate, or cancel any material agreement or obligation under, (iv) create a loss of rights under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the Governing Documents of the Purchaser, (B) any Law or Order to which the Purchaser is subject or otherwise bound, or (C) any Contract or permit to which the Purchaser is a party, subject, or otherwise bound, other than in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not adversely affect, in any material respect, Purchaser’s ability to consummate the transactions contemplated by this Agreement. No consent, approval, or authorization of any Government Entity, or any other Person, is required to be obtained by Purchaser in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those that may be required solely by reason of the Target Companies’ or any Seller’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement.

5.3              Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Purchaser is a party or to which the Purchaser is subject.

5.4              Purchase for Investment. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of applicable Laws, including securities Laws. The Purchaser acknowledges that the Shares have not been registered under the Securities Act and neither the Sellers nor the Company is under any obligation to file a registration statement or similar filing with any Governmental Entity with respect to the Shares. The Purchaser understands that there is no existing public or other market for the Shares and there can be no assurance that the Purchaser will be able to sell or dispose of the Shares.

5.5              Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Purchaser, threatened against, relating to, or involving the Purchaser that could reasonably be expected to adversely affect, in any material respect, the Purchaser’s ability to consummate the transactions contemplated by this Agreement, or that otherwise relate to the transactions contemplated by this Agreement.

5.6              Sufficient Funds; Bankruptcy. The Purchaser (a) has sufficient internal funds available to pay the payments contemplated hereby and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement, (b) has the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, and (c) has not incurred any obligation, commitment, restriction or liability of any kind, that would materially adversely affect such resources and capabilities. There are no bankruptcy, reorganization or arrangement Proceedings pending against, being contemplated by, or to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates.

5.7              No Other Representations. Except as expressly set forth in this ARTICLE V, none of Purchaser or any other Person acting on behalf of Purchaser have made, nor are any of them making any representation or warranty, express or implied, in respect of Purchaser, nor are any of them making any representation or warranty regarding the accuracy or completeness of any information provided to Sellers or its Affiliates in connection with the negotiation of this Agreement or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary contained herein, nothing in this provision or elsewhere in this Agreement restricts or limits in any respect any claims for Fraud.

5.8              Independent Investigation. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. In formulating a decision to enter into this Agreement, the Purchaser has relied solely upon (a) the provisions of this Agreement, (b) an independent investigation of the Target Companies and the Business, and (c) consultations with its legal and financial advisors with respect to this Agreement and the nature of its investment. Except for the specific representations and warranties made by the Company or the Sellers in ARTICLE III and ARTICLE IV of this Agreement, (i) the Purchaser acknowledges and agrees that (A) neither any Target Company nor any Seller is making or has made any representation or warranty, express or implied, at Law or in equity, in respect of any Target Company or the Business or the Target Companies’ assets, liabilities operations or condition (financial or otherwise), the nature or extent of any liabilities, the prospects of the Target Companies’ businesses, the effectiveness or success of any operations, or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Target Companies furnished to the Purchaser or its representatives or made available to the Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (B) no officer, agent, representative or employee of any Seller or any of the Target Companies has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in his Agreement and subject to the limited remedies expressly provided in this Agreement, (ii) the Purchaser specifically disclaims that it is relying upon or has relied upon any other statements, representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, and (iii)  the Purchaser is acquiring the Shares subject only to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement, as further limited by the specifically bargained-for exclusive remedies set forth in this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this provision or elsewhere in this Agreement restricts or limits in any respect any representation or warranty in the Agreement or any claims for Fraud. With respect to any projection or forecast delivered by or on behalf of the Sellers or the Target Companies to Purchaser, Purchaser acknowledges that (1) there are uncertainties inherent in attempting to make such projections and forecasts, (2) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (3) such projections and forecasts have not been independently verified, reflect various assumptions and may not prove to be correct, (4) Purchaser is familiar with each of the foregoing and (5) Purchaser is not relying upon any such projection or forecast. Purchaser acknowledges and agrees that this provision, together with Sections 3.31 and 4.7, are intended to constitute an effective non-reliance provision and each Seller is relying on the effectiveness of such provision in entering into this Agreement.

ARTICLE VI.
INDEMNIFICATION

6.1              Survival of Representations; Warranties; and Covenants.

(a)                Except in the case of Fraud, criminal actions, or willful misconduct(“Fraud Claim”), (i) all of the representations and warranties of the parties (other than the Fundamental Representations) set forth in this Agreement will survive the Closing hereunder and continue in full force and effect until the date that is the twelve (12) month anniversary of the Closing Date, (ii) the representations and warranties of the Company and Sellers set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3(a) (Binding Obligation), Section 3.15 (Brokerage), Section 4.1 (Organization), Section 4.2(a) (Binding Obligation), and Section 4.3 (Ownership of Shares) and the representations and warranties of Purchaser contained in Section 5.1 (Organization) and Section 5.2(a) (Binding Obligation) (collectively, the “Fundamental Representations”), will survive the Closing until the date that is 15 years after the Closing Date. For the avoidance of doubt, this Section 6.1(a), including the expiration of the representations and warranties contained herein, will not in any way inhibit the Purchaser Indemnified Parties from obtaining any remedies the Purchaser Indemnified Parties may have against any insurer under the R&W Insurance Policy providing coverage for any breach or inaccuracy of the representations and warranties made in this Agreement. Neither the period of survival nor the Liability of any party with respect to its representations and warranties hereunder will be reduced by any investigation or lack of investigation made at any time by or on behalf of such party.

(b)               The agreements and covenants of the parties set forth in this Agreement will survive the Closing and remain in full force and effect in accordance with their terms.

(c)                Notwithstanding anything to the contrary herein contained, any claim (whether or not fixed as to Liability or liquidated as to amount) pending on the expiration date of the applicable survival period set forth above or covenants or agreements for which a claim notice has been properly given in accordance with this ARTICLE VI on or before such expiration date (and the related representation, warranty, covenant and/or agreement) may continue to be asserted and will be indemnified against until finally resolved. No new claims will be brought following the applicable expiration date (other than with respect to covenants whose express terms extend for a longer period).

(d)               If the applicable survival period for an item as contemplated by Section 6.1(a) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such items will be extended to the date set forth in Section 6.1(a). The parties acknowledge and agree that the survival periods set forth in Section 6.1(a) are the result of arms’-length negotiation among the parties and that they intend for the same periods to be enforced as agreed by the parties hereto.

6.2              General Indemnification.

(a)                Indemnification Obligations of Sellers.

(i)                 Subject to the provisions of this ARTICLE VI, each Seller will, up to such Seller’s Pro Rata Share, severally and not jointly, indemnify the Purchaser and its Affiliates (including the Target Companies) and each of their respective directors, managers, officers, members, partners, employees, agents, representatives, successors, and permitted assigns (collectively, the “Purchaser Indemnified Parties”), and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties in respect of any Losses that any such Purchaser Indemnified Party actually suffers, sustains, or becomes subject to, to the extent such Losses relate to, arise out of or result from: (A) any breach or inaccuracy of any of any representation or warranty of the Sellers or any Target Company contained in ARTICLE III; (B) any Indebtedness of the type described in clauses (a), (b), (d) or (h) of the definition of Indebtedness that is not paid or satisfied in full at the Closing; (C) any Transaction Expense that is not paid or satisfied in full at the Closing; (D) any Liability for Taxes of any Target Company or for which any Target Company is liable, in each case, solely with respect to any Pre-Closing Tax Period or any portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date as determined pursuant to Section 7.4(c); and (E) any Fraud Claim against the Target Companies.

(ii)               Subject to the provisions of this ARTICLE VI, each Seller will, individually as a Seller and solely for himself, herself or itself, severally and not jointly, indemnify the Purchaser Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties in respect of any Losses that any such Purchaser Indemnified Party actually suffers, sustains, or becomes subject to, to the extent such Losses relate to, arise out of or result from: (A) any breach or inaccuracy of any representation or warranty of such Seller contained in ARTICLE IV; (B) any nonfulfillment or breach of any covenant or agreement of such Seller under this Agreement or any Ancillary Document; or (C) any Fraud Claim against such Seller.

(b)               Indemnification Obligations of the Purchaser. Subject to the provisions of this ARTICLE VI, the Purchaser will indemnify Sellers and their Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Losses that any such Seller Indemnified Party actually suffers, sustains, or becomes subject to, to the extent such Losses relate to, arise out of or result from: (i) any breach or inaccuracy of any of any representation or warranty of the Purchaser contained in ARTICLE V, (ii) any nonfulfillment or breach of any covenant or agreement by the Purchaser under this Agreement or any Ancillary Document, or (iii) any Fraud Claim against the Purchaser.

(c)                General Limitations on Indemnification.

(i)                 Sellers will not be required to indemnify the Purchaser Indemnified Parties under Section 6.2(a)(i)(A) unless the aggregate amount of all Losses of all Purchaser Indemnified Parties exceeds $325,000 (the “Threshold”); provided that (A) the Threshold will not apply to Fraud Claims or Claims that relate to, arise out of or result from any breach or inaccuracy of any Fundamental Representation and (B) if the Losses of the Purchaser Indemnified Parties under such Section exceed the Threshold, then Sellers will be obligated for all such Losses, including those equal to or less than the Threshold (such amount intended to be a threshold and not a deductible), subject to Section 6.2(c)(ii). Any Losses subject to the Threshold will be disregarded in determining whether the Seller Indemnification Cap has been met.

(ii)               Except in the case of Fraud Claims or Claims that relate to, arise out of or result from any breach or inaccuracy of any Fundamental Representation, in no case will Sellers’ aggregate indemnity obligations under Section 6.2(a)(i) exceed the Holdback Amount (the “Seller Indemnification Cap”). Except in the case of Fraud Claims, in no event will any Seller have (A) aggregate indemnity obligation pursuant to this ARTICLE VI in excess of the Base Purchase Price actually received by such Seller, and (B) with respect to any Losses in excess of the Holdback Amount, in excess of such Seller’s pro rata share thereof (based on such Seller’s Pro Rata Share).

(iii)             Notwithstanding the above, any amount included in the determination of Closing Net Working Capital, or otherwise previously taken into account in the final determination of the Purchase Price, will not be further subject to an indemnification claim to the extent actually taken into account in such determination.

(iv)             The amount of any Loss payable under Section 6.2 will be net of, amounts actually received by the indemnified party under any applicable unaffiliated, third party insurance policies with respect to such Loss (determined after giving effect to out-of-pocket costs of collecting such insurance proceeds). If an indemnified party receives any amounts under any applicable unaffiliated, third party insurance policies subsequent to its receipt of an indemnification payment by the indemnifying parties, then such indemnified party will, without duplication, promptly reimburse the indemnifying parties for any payment made by such indemnifying parties up to the amount received by the indemnified party (net of expenses), provided, however, that the aggregate amount of reimbursement payments to the indemnifying parties in respect of any such Loss will not in any event exceed the aggregate indemnification payment received by the indemnified party from the indemnifying parties with respect to such Loss.

(v)               For clarity, neither the Threshold nor the Seller Indemnification Cap will apply to, or otherwise affect the ability of the Purchaser Indemnified Parties to make Claims or recover Losses with respect to, Claims for indemnification pursuant to Section 6.2(a)(i)(B)-(E) or pursuant to Section 6.2(a)(ii).

(vi)             Sellers shall not be liable for (A) any Losses in respect of any breach of a representation or warranty in respect of Taxes of the Target Companies (excluding Sections 3.9(g), 3.9(h), 3.9(i), and 3.9(l)) for the post-Closing portion of the Straddle Period and any taxable period that begins after the Closing Date, and (B) any Taxes arising from transactions or actions not contemplated by this Agreement taken by the Purchaser, or the Target Companies or any of their Affiliates except if specifically directed by any of the Sellers, on the Closing Date after the Closing that are outside of the Ordinary Course of Business.

(d)               Notice and Determination of Claims. If any party claiming indemnification (“Indemnitee”) believes that it has sustained or incurred any Losses for which it may be entitled to indemnification, such Indemnitee will so notify Seller Representative, if Sellers are the party against whom indemnification is sought (the “Indemnitor”), or Purchaser, if Purchaser is the Indemnitor, in writing (each, a “Claim Notice”) of any such claim (each, a “Claim”) within 30 days of learning of such potential Claim, reasonably describing the Claim, the amount thereof (if known or quantifiable) and specifying the basis thereof. The Seller Representative, on behalf of the Sellers, or the Purchaser, as applicable, will have the right to object to any Claim made pursuant to this Section 6.2(d) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the other within thirty (30) days following the Seller Representative’s or the Purchaser’s, as applicable, receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice will specify in reasonable detail the basis for the Indemnitor’s objection to the Claim. If the Seller Representative, on behalf of the Sellers, or the Purchaser, as applicable, does not object to a Claim within the Claim Objection Period or the Seller Representative, on behalf of the Sellers, or the Purchaser, as applicable, notifies the Indemnitee that it does not dispute a Claim, then (a) the Indemnitor will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and will be precluded from raising any objection thereto after the Claim Objection Period, and (b) the Indemnitee will be entitled to recover from the Indemnitor for any Losses of the Indemnitee with respect to such Claim. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person will be entitled under this ARTICLE VI will be determined: (i) by a Final Determination; or (ii) by any other means to which the parties agree in writing.

(e)                Manner of Payment. Any indemnification of the Purchaser Indemnified Parties payable by any Seller in accordance with the terms of this ARTICLE VI will be satisfied: (a) first, by making a claim in the amount of any such indemnification obligation upon the Holdback Amount; (b) second, by making a claim against the R&W Insurance Policy, (c) third, to the extent that the Holdback Amount is insufficient to satisfy such indemnification obligations and such claim is not covered by the R&W Insurance Policy, by making a claim for payment in the remaining amount of such indemnification obligation directly against the applicable Seller or Sellers responsible for such indemnity pursuant to this Section 6.2; and (d) finally, to the extent such indemnification obligations have not been satisfied under clause (a), (b) or (c) within ten (10) Business Days after the Final Determination thereof, at Purchaser’s election, by setting off such indemnification obligations against any amounts owed to Sellers under this Agreement. Subject to the other limitations set forth in this ARTICLE VI, any such claim against the Holdback Amount will not be deemed to modify Sellers’ obligations with respect to indemnification or the survival of representations and warranties, nor will such claim against the Holdback Amount or offset serve as a cap on or the sole source of funds to satisfy Sellers’ indemnification obligations or otherwise limit the Purchaser Indemnified Parties’ remedies hereunder. Nothing contained in this Section 6.2 will limit the Purchaser’s rights to specific performance and other equitable remedies as set forth in Section 9.2. Any indemnification of the Seller Indemnified Parties pursuant to Section 6.2 will be satisfied, by wire transfer of immediately available funds from Purchaser to an account(s) designated in writing by the Seller Indemnified Parties within ten (10) Business Days after the final determination thereof.

(f)                Other Factors Not Limiting. No representation or warranty contained herein will limit the generality or applicability of any other representation or warranty. If and to the extent any provision of this ARTICLE VI is unenforceable for any reason, each indemnifying party hereby agrees to make the maximum contribution that is permissible under applicable Law to the payment and satisfaction of any Losses for which indemnification is provided for in this ARTICLE VI (but subject to all limitations set forth in this ARTICLE VI applicable thereto).

(g)                Third Party Claims.

(i)                 The Purchaser, on behalf of the Purchaser Indemnified Parties, or the Seller Representative, on behalf of the Seller Indemnified Parties, as applicable, will notify the other of any notice of any Proceeding that is asserted or overtly threatened by a Person (other than the parties, their successors, or their permitted assigns) against an Indemnitee or to which any Indemnitee is subject that would reasonably give rise to a Claim (a “Third-Party Claim”), within thirty (30) days after receiving written notice of any such Proceeding, reasonably describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify an Indemnitor will not relieve the Indemnitor of its obligations hereunder unless and only to the extent the Indemnitor will be actually and materially prejudiced by such failure to so notify.

(ii)               The Purchaser, if the Purchaser Indemnified Parties are Indemnitee, or the Seller Representative, if the Seller Indemnified Parties are Indemnitee (the “Defending Party”), will have the right in its sole discretion to conduct and control, through counsel of its own choosing, the defense of any Third-Party Claim and will keep other (the “Non-Defending Party”) reasonably informed of the status thereof. In connection with such defense or handling of any Third-Party Claim, Non-Defending Party shall cooperate with the Defending Party and shall, solely at the request of the Defending Party, participate in the defense or handling of such Third-Party Claim. The Defending Party may settle, adjust or compromise any Third-Party Claim with or without the consent of the Non-Defending Party; provided, however, that without the prior written consent of the Non-Defending Party (which consent will not be unreasonably withheld, delayed or conditioned and which shall be deemed to have been given unless the Non-Defending Party shall have objected within thirty (30) days after delivery of a written request for such consent by the Defending Party), no settlement, adjustment or compromise of any Third-Party Claim shall be determinative of the existence of a claim for indemnification under this ARTICLE VI or the amount of Losses relating to such claim. In the event that the Non-Defending Party has consented to any such settlement, adjustment or compromise, such settlement, adjustment or compromise shall be determinative of the existence and amount of Losses contained therein and neither the Non-Defending Party nor any Indemnitor with respect to such a claim shall have any power or authority to object under any provision of this ARTICLE VI to the amount of any claim for Losses by a Defending Party with respect to such settlement, adjustment or compromise.

(h)               Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this ARTICLE VI will be treated as adjustments to the Purchase Price for all purposes and the parties agree to file their Tax Returns accordingly.

(i)                 Materiality Qualifiers. The parties agree and acknowledge that certain representations and warranties contained in this Agreement are qualified by Materiality Qualifiers, and for purposes of determining whether a representation and warranty contained in this Agreement is inaccurate or has been breached or the amount of Losses arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty in this Agreement, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifiers.

(j)                 Limitation on Contribution, Indemnification or Subrogation from Purchaser Indemnitees. If, following the Closing, any Claim for Losses is made by any Purchaser Indemnified Party or otherwise becomes due from Sellers under this ARTICLE VI in respect of any Losses, then Sellers will not have any rights against any Target Company or that Person who is or was a director, manager, general partner, officer, or employee thereof, whether through contribution, indemnification, subrogation or otherwise, with respect thereto, and Sellers will not take any action against any Purchaser Indemnified Party (including any Target Company or any such director, manager, general partner, officer or employee with respect thereto).

6.3              Exclusive Remedy. The remedies provided by this ARTICLE VI, by Section 9.2, and under the R&W Insurance Policy, subject to the limitations set forth herein, will be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses that any Purchaser Indemnified Party or Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and any other documents entered into in connection with the transactions contemplated by this Agreement, other than Fraud Claims. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Notwithstanding anything to the contrary herein contained, the foregoing provisions of this Section 6.3 do not apply to (i) injunctive relief or specific performance, or (ii) provisions set forth in this Agreement relating to Purchase Price adjustments.

ARTICLE VII.
COVENANTS

7.1              General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Ancillary Documents, or the transactions contemplated hereby and thereby, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under ARTICLE VI). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, minute books, ownership ledgers, books, record, agreements, and financial data of any sort owned or held by the Target Companies.

7.2              Inspection of Records. Sellers and Purchaser will each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Target Companies available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of the Target Companies occurring before and relating to the Closing, and the historical financial condition, assets, Liabilities, operations and cash flows of the Target Companies. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party must be reasonably satisfactory to the other party.

7.3              Tail Insurance. At or prior to the Closing, the Target Companies will obtain, maintain, and fully pay for an irrevocable “tail” insurance policy naming the D&O Indemnified Persons with respect to directors’ and officers’ liability insurance. Purchaser will not, and will not cause the Target Companies to, cancel or change such insurance policies in any respect. If subsequent to the Closing, Purchaser or the Target Companies, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person in such consolidation or merger, or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision will be made so that the successors and assigs of Purchaser and the applicable Target Company, as the case may be, honor the obligations set forth in this Section 7.3.

7.4              Tax Matters.

(a)                Purchaser shall cause the Target Companies to join Purchaser’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) effective on the Closing Date. Purchaser will prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Target Companies due to be filed after the Closing Date for periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and for all Straddle Periods. At least ten (10) Business Days prior to filing, Purchaser will provide such Tax Returns that are income Tax Returns to Seller Representative for review, and Purchaser will consider and reflect in good faith any reasonable comments of Seller Representative to such Tax Returns.

(b)               Sellers will have the right to control any audit, litigation or other proceeding with respect to any Taxes for which Sellers may be liable under this Agreement, provided that Seller Representative will keep Purchaser reasonably informed with respect to the status of any such audit, litigation or other proceeding.

(c)                With respect to any Straddle Period, the Taxes attributable to the portion of such Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date will (i) in the case of any property or similar ad valorem Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any other Taxes be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date.

(d)               Sellers, Seller Representative and Purchaser will cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns or any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                Purchaser and Sellers each will pay 50% of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Target Companies or Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The party required by law to file any Tax Returns related to such Transfer Taxes will cause to be filed in a timely manner such Tax Returns. The parties agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(f)                Any refunds of Taxes (including amounts payable or refundable to the Target Companies in connection with any payments or deposits made with respect to Mexican VAT prior to the Closing and any interest paid or credited with respect thereto) relating to any Pre-Closing Tax Period received by Purchaser or the Target Companies shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund (less any Taxes, costs or expenses incurred by Purchaser or the Target Companies in connection therewith) within fifteen (15) Business Days of receipt of such refund. Purchaser shall, if the Seller Representative so requests and at Sellers’ expense, file (or cause to be filed) a claim for any Tax refunds to which Sellers are entitled hereunder to the extent “more likely than not” allowable under applicable Law. Purchaser shall permit Sellers to control (at Seller’s expense) the prosecution of any such Tax refund claimed. The Sellers, upon request of Purchaser, shall repay to Purchaser the amount of such Tax refunds or equivalent amounts that are paid over to the Sellers pursuant to this subsection (plus penalties, interest or other charges imposed by the relevant Government Entity) in the event Purchaser is required to repay such Tax refunds or equivalent amounts to such Government Entity.

7.5              R&W Insurance Policy. Purchaser will, at Purchaser’s sole cost and expense, obtain and bind for coverage the R&W Insurance Policy to be delivered at the Closing, which such R&W Insurance Policy will insure Purchaser for Losses due to breaches of representations and warranties of the Company and of Seller under ARTICLE III and ARTICLE IV. Purchaser shall ensure and cause the R&W Insurance Policy to provide that, except in the case of a Fraud Claim, the Insurer may not seek or enforce, and the Insurer shall forego, any and all subrogation rights against any Seller Indemnified Party. Further, after the Closing, and for the term of the R&W Insurance Policy, Purchaser and its Affiliates will not amend, waive, or otherwise modify the R&W Insurance Policy or any coverage thereunder in any manner that would allow the Insurer thereunder, or any other Person, to subrogate, or otherwise make or bring any Proceedings against any of the Sellers or any of their Affiliates, or any past, present, or future manager, officer, employee, or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement.

7.6              Litigation Support. In the event and for so long as Purchaser or any of its Affiliates (including the Target Companies) is actively contesting or defending against any Proceeding in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Target Company, both Sellers and the Seller Representative on behalf of the Sellers will, as reasonably requested, cooperate with such party and such party’s counsel in the contest or defense, make available Sellers’ representatives, and provide access to such Sellers’ books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE VI).

7.7              Restrictive Covenants. In consideration of the benefits of this Agreement to Sellers, in order to protect the trade secrets, proprietary information and goodwill of the Business and the Target Companies after the Closing, and as a condition precedent to Purchaser entering into and performing its obligations under this Agreement, each Seller and the Seller Representative agree as follows:

(a)                From and after the Closing and until the second anniversary of the Closing Date (the “Non-Solicitation Period”), each Seller will not, directly or indirectly, (i) solicit or attempt to solicit, hire or endeavor to entice away (including participating in the hiring or recruitment of) any management-level employee of any of the Target Companies or (ii) induce or attempt to induce any such individual to terminate his or her employment, or otherwise cease, diminish or adversely modify his or her relationship with any member of the Purchaser Group; provided, however, that the foregoing will not prohibit such Seller from using solicitations (such as general newspaper or internet advertisements) not targeted at any such employees or hiring any such employees who respond to such permitted solicitations. Notwithstanding the foregoing, during the Non-Solicitation Period, each Seller will not, directly or indirectly, hire the employees listed on Schedule 7.7(a).

(b)               Each Seller and its Affiliates and the Seller Representative will treat and hold as such all of the Confidential Information which is in its or its Affiliates’ possession and refrain from using any of the Confidential Information except in connection with or as permitted by this Agreement. In the event that a Seller or the Seller Representative is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or the Seller Representative, as the case may be, will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective Order or waive compliance with the provisions of this Section 7.7(b). If, in the absence of a protective Order or the receipt of a waiver hereunder, such Seller or the Seller Representative, as the case may be, on the advice of counsel, is required to disclose any Confidential Information to any Government Entity, such Seller or the Seller Representative, as the case may be, may disclose the Confidential Information to the Government Entity; provided, however, that such Seller or the Seller Representative, as the case may be, will use commercially reasonable efforts to obtain, at the reasonable request of the Purchaser (and at the Purchaser’s sole cost and expense), an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser will designate. Notwithstanding anything to the contrary in this Section 7.7(b), (i) the Sellers and their Affiliates and the Seller Representative and their respective agents and representatives shall not be prohibited from disclosing or using the Confidential Information in connection with consummating the transactions contemplated by this Agreement or otherwise performing their respective rights or obligations under this Agreement (including defending or disputing any indemnification claim made by a Seller pursuant to this Agreement) and (ii) each Seller and the Seller Representative may (and may permit its equityholders and any investment fund managed by its equityholders to) disclose Confidential Information to current or prospective limited partners or equivalent equityholder of the Seller or the Seller Representative, as the case may be, and to any current or prospective investors in the Seller or the Seller Representative, as the case may be, or investment fund managed by its equityholders (each of the foregoing Persons, a “Permitted Recipient”); provided, however, that any such Permitted Recipient to whom Confidential Information is disclosed shall be subject to customary confidentiality restrictions in favor of the Seller or the Seller Representative or their respective equityholders, as the case may be.

(c)                (i) The making of the covenants and agreements set forth in this Section 7.7 are a material inducement to Purchaser entering into this Agreement and a condition to Purchaser’s consummation of the transactions contemplated by this Agreement; (ii) the covenants and agreements contained in this Section 7.7 are essential to the continued growth and stability of the Purchaser Group’s and the Target Companies’ business, goodwill, customer base and to the continuing viability of the Purchaser Group’s and the Target Companies’ endeavors; and (iii) this Section 7.7 (including the time and scope limitations set forth in Section 7.7(a)) is reasonable and necessary for the protection of the Purchaser Group and the Target Companies. No Seller nor the Seller Representative will challenge the reasonableness or enforceability of any of the covenants or agreements set forth in this Section 7.7. If any term or provision in this Section 7.7 is found to be unreasonable, arbitrary, against public policy or otherwise not enforceable in accordance with its terms, then such term or provision will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary or not against public policy, will be effective, binding and enforceable against Sellers and Sellers’ Affiliates.

(d)               A breach of this Section 7.7 by any Seller or the Seller Representative cannot be adequately compensated in any Proceeding for damages at Law, and equitable relief may be necessary to protect the Purchaser Group from a violation of this Agreement and from the harm that this Agreement is intended to prevent. Accordingly, each Seller and the Seller Representative agree that if there occurs any actual or threatened breach of those provisions, then each member of the Purchaser Group will (in addition to any other remedies that they may have) be entitled to seek to enforce their rights and Sellers’ and the Seller Representative’s obligations under this Section 7.7 not only by a Proceeding or Proceedings for damages, but also by a Proceeding or Proceedings for specific performance, temporary or permanent injunctive relief or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of this Section 7.7 (including, with respect to the Sellers, the extension of the Non-Solicitation Period by a period equal to (i) the length of the violation of this Section 7.7 plus (ii) the length of any Proceedings necessary to stop that violation) and recover attorneys’ fees and costs for the same, and that relief may be granted without the necessity of proving actual damages or the inadequacy of money damages or posting bond. In the event of a breach or violation by that Seller of this Section 7.7, the running of the Non-Solicitation Period (but not that Seller’s obligations under this Section 7.7) will be tolled with respect to that Seller during the continuance of any actual breach or violation.

7.8              Release. Each Seller, on their own behalf and on behalf of their successors, assigns and heirs (collectively, “Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges the Target Companies, their Affiliates, each of their respective past, present and future managers, directors, officers, employees, equity holders, partners, lenders, insurers, agents and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any and all Liability of any kind or nature, in each case, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing, occurring, or failing to occur at or prior to the Closing (collectively the “Released Liabilities”), and Releasors will not seek to recover any amounts in connection therewith or thereunder from any Released Person. The Released Liabilities will include any right to recover against any Released Person for (a) any indemnification claims made against or paid by Releasors pursuant to ARTICLE VI, (b) except with respect to the claims for indemnification made by Sellers pursuant to this Agreement, any rights to indemnification, reimbursement or compensation from Purchaser, the Target Companies or any of their respective Affiliates whether pursuant to any of their respective Governing Documents, any Contracts or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, (c) any Liability relating to a claim that the consideration received by a Seller in exchange for their Equity Interests in the Target Companies is inadequate or does not fully reflect the fair market value of such Equity Interest, and (d) any Liability that Releasors may have against any Released Person based upon an alleged breach of any securities Laws or fiduciary or other duty owed by any such Released Person to Releasors in connection with the transactions contemplated by this Agreement. Each Seller understands that this Section 7.8 is a full and final release of all Released Liabilities that could have been asserted in any Proceeding against any Released Person. Each Seller represents that Releasors have not asserted any claim against any Released Person for indemnification or otherwise and that Releasors are not aware of any claim by Releasors other than the claims that are waived, released and forever discharged by this Section 7.8. Each Seller acknowledges that Releasors are aware that Releasors may hereafter discover claims or facts in addition to or different from those that Releasors now know or believe to be true with respect to the matters released herein, but that it is the intention of Releasors to fully and finally release all such claims, demands, causes of action and Liabilities of any nature relative thereto that do exist, may exist or heretofore have existed. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Released Person, based upon any matter released hereby. Each Seller represents and warrants to the Released Persons that Releasors have not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character or description whatsoever, that is or that purports to be released or discharged by this Agreement. Without in any way limiting any of the rights and remedies otherwise available to any Released Person, Sellers will indemnify and hold harmless each Released Person from and against all Liabilities, whether or not involving third-party claims, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to the assertion by or on behalf of any Releasor of any claim or other matter purported to be released pursuant to this Section 7.8. Notwithstanding the foregoing, the following matters do not constitute Released Liabilities and are not released or discharged pursuant to this Section 7.8: (i) accrued but unpaid compensation for employment services, if any, (ii) claims or rights arising under this Agreement or any Ancillary Documents, and (iii) claims or rights to exculpation or indemnification for actions taken or not taken or events occurring prior to the Closing Date in any Seller’s or any Seller’s Affiliate’s capacity as a manager, director, office or employee of the Target Companies or their Affiliates under their respective Governing Documents.

7.9              2018 Incentive Plan. The Purchaser shall, or shall cause its Affiliates (including the Target Companies) to, honor the terms of the MC Assembly Annual Executive Incentive Plans for the year ending December 31, 2018 as in effect on the Closing Date with respect to the participants therein listed on Schedule 7.9 (collectively, the “2018 Incentive Plan”), and the Purchaser agrees that the 2018 Incentive Plan shall not be discontinued or terminated prior to the date that all payments due under the 2018 Incentive Plan for the year ending December 31, 2018 have been fully paid.

7.10          Seller Representative.

(a)                By virtue of execution of this Agreement and/or execution of the Option Cancellation Agreement, and without any further act of the Sellers, the Sellers will be deemed to have irrevocably designated Cyprium Investment Partners LLC as the Seller Representative and representative, agent and attorney-in-fact for each Seller for all matters relating to this Agreement, including without limitation, executing any and all instruments or other documents, and performing any and all other acts or things, in the Sellers’ names and on their behalf, that the Seller Representative may deem necessary or advisable, or that may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority, in the names of the Sellers and on their behalf, to: (i) agree with the Purchaser with respect to any matter or thing required or deemed necessary by the Seller Representative in connection with the provisions of this Agreement calling for the agreement of the Sellers, give and receive notices on behalf of all Sellers, and act on behalf of the Sellers in connection with any matter as to which the Sellers are or may be obligated to indemnify the Purchaser under this Agreement, all in the absolute discretion of the Seller Representative; (ii) interpret the terms and provisions of this Agreement; (iii) dispute or fail to dispute any Losses claimed hereunder and to negotiate and compromise any dispute which may arise under this Agreement and to sign any releases or other documents with respect to any such dispute, including the interpretation of, disputing or failing to dispute the composition or amount of Closing Cash on Hand, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses or any item on the Closing Statement and negotiating and signing any release in respect of any dispute that may arise under Section 1.6; (iv) execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement; (v) receive funds and give receipt for funds and to distribute to the Sellers their respective Pro Rata Share of any funds to which they are entitled pursuant to this Agreement; and (vi) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Seller Representative to be necessary or advisable in connection with, this Agreement.

(b)               The power of attorney created under this Agreement is coupled with an interest and shall be binding and enforceable on and against the respective heirs, personal representatives, successors, and assigns of the Sellers, and the power of attorney shall not be revoked or terminated by the death, disability, bankruptcy, incompetency, dissolution or termination of any Seller, its heirs, personal representatives or its respective successors or assigns. The Purchaser may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. The Purchaser is hereby relieved from any Liability to any Person for any acts done by the Purchaser in accordance with such decision, act, consent or instruction of the Seller Representative.

(c)                In the event that the Seller Representative resigns or otherwise becomes unable to serve, the Sellers shall, within 30 days after notice thereof, determine and designate by consent of those Sellers who held a majority of the Shares immediately prior to the Effective Time, a successor Seller Representative who shall have all of the rights, powers and authority conferred on the Seller Representative in this Agreement, and if the Sellers fail so to designate such successor within such period, any Seller or the Purchaser may petition a court of appropriate jurisdiction for appointment of such successor Seller Representative. The Sellers agree to promptly notify the Purchaser in writing of any change of the Seller Representative and the Purchaser shall be entitled to rely on any action taken by Seller Representative prior to receipt of notice of such change.

(d)               The Seller Representative hereby is authorized to receive and hold the Expense Reserve Holdback and to disburse funds on behalf of the Sellers from and out of the Expense Reserve Holdback from time to time in order to satisfy any obligations of the Sellers arising out of the transactions contemplated by this Agreement, including, without limitation, filing fees, costs and expenses of attorneys and accountants and other experts engaged by the Seller Representative on behalf of the Sellers, and any other contingent or unforeseen liabilities or obligations of the Sellers. The Seller Representative will distribute any funds remaining in the Expense Reserve Holdback to the Sellers in accordance with their Pro Rata Share no later than sixty (60) days after the final determination of the Purchase Price pursuant to Section 1.6.

ARTICLE VIII.
DEFINITIONS

8.1              Definitions. For the purposes hereof, the following terms have the meanings set forth below:

“Accounts Receivable” means all accounts receivable of the Target Companies and other rights to payment from customers of the Target Companies and trade receivables, if any.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise; provided, however, that notwithstanding anything contained herein, no stockholder of Purchaser will be considered or deemed to be an Affiliate of Purchaser.

“Assumed Capital Leases” means the amount outstanding as of the Closing of any capital leases of the Target Companies outstanding immediately prior to Closing that remain outstanding immediately following the Closing.

“Business” means (a) the Target Companies’ business as a provider of electronics and integrated contract manufacturing services, and (b) the Target Companies’ business as a provider of printed circuit board assembly, systems integration and testing services, prototyping services, new product introduction and sustaining engineering services, configuration to order, build to order and direct order fulfilment, material procurement, and supply chain management, in each case of (a) and (b) with such services being provided over the entire product life cycle from the development and introduction of new products through to end of life management and including the Target Companies operations across the United States and Mexico.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Cash on Hand” means, with respect to the Target Companies, all cash, cash equivalents, and marketable securities, in each case determined in accordance with GAAP. For the avoidance of doubt, and notwithstanding the foregoing, Cash on Hand: (a) will not be reduced by any issued but uncleared checks or drafts, (b) will not include cash held by the Target Companies to secure or otherwise provide payment for wires in transit or letters of credit or held by third parties as security deposits, and (c) will include checks, other wire transfers and drafts deposited, or available for deposit, for the account of the Target Companies.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Closing Cash on Hand” means the Cash on Hand as of the Measurement Time, as determined pursuant to Section 1.6(b).

“Closing Indebtedness” means the Indebtedness as of the Measurement Time, as determined pursuant to Section 1.6(b).

“Closing Net Working Capital” means the Net Working Capital as of the Measurement Time, as determined pursuant to Section 1.6(b).

“Closing Transaction Expenses” means the Transaction Expenses as of the Measurement Time, as determined pursuant to Section 1.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Target Companies.

“Company Options” means all options to purchase shares of capital stock of the Company granted under any stock option plan, program or agreement maintained by the Company or to which the Company is a party.

“Company Services” means collectively: (a) all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by the Target Companies; and (b) any such products and service offerings that are currently under development by the Target Companies.

“Contract” means any contract, agreement, indenture, mortgage, debenture, note, lease, license, or legally binding arrangement or commitment, written or oral, to which any Target Company is a party.

“Confidential Information” means any information which any Target Company treats as proprietary and which it does not in the Ordinary Course of Business disclose to any Person outside the Target Companies concerning the businesses and affairs of any Target Company, excluding any information which (a) was in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not under an obligation of confidentiality with respect to such information, or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, workers compensation, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, termination pay, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other compensation or employee benefit plan, fund, policy, program, practice, Contract or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, individual consulting or similar personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, participated in or contributed to (or required to be sponsored, maintained, participated in or contributed to) by any Target Company or any ERISA Affiliate (or to which any Target Company or any ERISA Affiliate is a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor or other service provider of or to any Target Company (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which any Target Company has (or could have) any Liability (including indirect Liability on account of an ERISA Affiliate).

“Environmental Claim” means any and all Proceedings by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence, Release or threatened Release into the environment of any Hazardous Substance at any location, whether or not owned by any Target Company; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law. or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of any Hazardous Substances.

“Environmental Laws” means all Laws relating to protection of human health (as it relates to exposure to Hazardous Substances) or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws relating to (a) the presence of, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, distribution, import, export, labeling, recycling, registration, investigation, removal, cleanup or remediation of Hazardous Substances or documentation related to the foregoing; (c) the transfer of interest in or control of real property that may be contaminated; (d) community or worker right-to-know disclosures with respect to Hazardous Substances; (e) the protection of wildlife, marine life and wetlands, and endangered or threatened species; (f) storage tanks, vessels, containers, abandoned or discarded barrels or other closed receptacles containing Hazardous Substances; (g) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or (h) worker health and safety.

“Environmental Permits” means all Permits issued under or pursuant to Environmental Laws.

“Equity Interest” means (a) any capital stock, limited liability company interest, partnership interest or any other equity security, (b) any security directly or indirectly convertible into or exchangeable for any capital stock, limited liability company interest, partnership interest, other equity security, or security containing any profit participation features or otherwise linked to the value of any equity security, (c) any warrant, option, or other right, directly or indirectly, to subscribe for, acquire, receive or purchase any capital stock, limited liability company interest, partnership interest or other equity security or security containing any profit participation features or otherwise linked to the value of any equity security, or (d) any equity appreciation rights, phantom equity rights (including any profits interest), derivative of an equity security or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with any Target Company, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the lesser of (i) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital (which amount shall not be less than zero) and (ii) $2,000,000, minus (c) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, plus (d) the amount of Closing Cash on Hand, minus (e) the amount of Closing Indebtedness, minus (f) the amount of Closing Transaction Expenses, in each case, calculated using the amounts of Closing Cash on Hand, Closing Indebtedness, Closing Transaction Expenses and  Closing Net Working Capital set forth on the Estimated Closing Statement.

“Expense Reserve Holdback” means an amount equal to $1,000,000.

“Family Member” means, with respect to any natural Person, (a) such Person’s spouse, (b) each parent, brother, sister, or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each irrevocable trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Final Determination” means: (a) a final, non-appealable Order by a court of competent jurisdiction; (b) a final, binding and non-appealable ruling by an arbitrator or other Person with such authority; or (c) a negotiated settlement Contract between the Indemnitor (or the Seller Representative on behalf of the Sellers as Indemnitors) and Indemnitee (or the Seller Representative on behalf of the Sellers as Indemnitees). The Order of a court will be deemed a Final Determination when the time for appeal, if any, has expired and no appeal has been taken or when all appeals taken have been finally determined.

“Fraud” means, with respect to any party, a misrepresentation with respect to the making of any of the representations and warranties (in each case, as modified by the disclosure schedules) pursuant to this Agreement or an omission in any disclosure schedule, in each case made with the Knowledge of such party that the representations and warranties made by such party were actually breached when made, with the intention to deceive any other party and upon which such other party actually relied.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence and/or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate or articles of incorporation (or other instrument of formation) and all amendments thereto, its by-laws (or equivalent) and all amendments thereto, (b) the Governing Documents of a limited partnership include its certificate of limited partnership (or other instrument of formation) and all amendments thereto, its limited partnership agreement and all amendments thereto, and (c) the Governing Documents of a limited liability company include its certificate of formation (or other instrument of formation) and all amendments thereto, its limited liability company agreement or operating agreement and all amendments thereto.

“Government Contract” any Contract between a Target Company and (a) a Governmental Entity, (b) any prime contractor to any Governmental Entity, or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state, province, municipality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company. Notwithstanding anything herein to the contrary, this definition will specifically exclude any governmental or quasi-governmental agency or department concerned with the registration and recordation of patents, trademarks, copyrights, and mask works, anywhere in the world.

“Hazardous Substances” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous chemicals,” or other words of similar import, under any Environmental Law.

“Holdback Amount” means an amount equal to the funds retained by the Purchaser pursuant to Section 1.4(a), less any portion thereof paid to Sellers and/or Seller Representative pursuant to Sections 1.6(c), 1.6(d) or 1.7 or credited to Purchaser pursuant to Section 1.6(d) or Article VI, which amount shall initially be equal to $650,000 immediately following the Closing.

“Inbound Licenses” means, collectively, any Contract pursuant to which any Target Company is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which any Target Company obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract, other than (a) off-the-shelf mass market software and (b) any Contract from any customer of the Business granted to any Target Company in connection with such Target Company’s provision of goods or services to such customer in the Ordinary Course of Business.

“Indebtedness” means at a particular time, without duplication, with respect to the Target Companies, (a) any obligations under any indebtedness for borrowed money (including all principal, premiums, accrued and unpaid interest, penalties, fees, expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and brokerage costs), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) all Liabilities of Target Companies in respect of deferred purchase price for property or services, including earnout payments and seller notes, but specifically excluding operating leases and any trade payables and accrued expenses of the Target Companies, (d) all Liabilities of Target Companies in respect of letters of credit, acceptances or similar Liabilities and any reimbursement agreements with respect thereto, (e) all Liabilities of Target Companies under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts, or other hedging contracts (including breakage costs with respect thereto), (f) all Liabilities of Target Companies arising from cash or book overdrafts, (g) all dividends or other distributions in respect of all Target Companies Equity Interests accrued but unpaid (whether or not declared) or otherwise declared but unpaid, (h) all Liabilities owed by Target Companies to any Seller or any of such Seller’s Affiliates other than employment, compensation, benefit and indemnification obligations owed to employees, directors and officers of the Target Companies, (i) any guarantees of indebtedness of the type described in clauses (a)-(h) or (j) of this definition, (j) any obligations under capitalized leases determined in accordance with GAAP, excluding any Assumed Capital Leases, and (k) any indebtedness secured by a Lien on such entity’s assets. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, breakage costs, fees and expenses (if any) and other amounts that would be payable if Indebtedness were paid in full at the Closing will be treated as Indebtedness. Indebtedness will not include, or be deemed to include, those Liabilities of Target Companies that are treated as (1) current liabilities to the extent included in the calculation of Closing Net Working Capital, (2) Transaction Expenses to the extent included in the calculation of the Purchase Price, (3) any issued but uncleared checks or drafts, (4) any Liabilities arising under or related to any Lease or Leased Real Property, (5) intercompany indebtedness among the Target Companies or (6) any Assumed Capital Leases.

“Insurer” means PartnerRe Ireland Insurance DAC.

“Intellectual Property” means all rights in or affecting intellectual or industrial property or other proprietary rights existing now or in the future in any jurisdiction, including with respect of the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including the right to file other or further applications and claim priority thereto, (b) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights, (d) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof, (e) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications and registrations therefore, (f) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, architecture, and documentation, (g) all other intangible assets, properties and rights, and (h) all claims, causes of action and rights to sue for past, present and future infringement of any of the foregoing, the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all proceeds, rights of recovery and revenues arising from or pertaining to any and all of the foregoing.

“Knowledge” means, (i) with respect to the Target Companies or Sellers, the actual knowledge of the Knowledge Parties after reasonable inquiry, including inquiry of the individuals reporting directly to the Knowledge Parties, and (ii) with respect to the Purchaser, the actual knowledge of Steve Waszak or Eddie Smith after reasonable inquiry, including inquiry of the individuals reporting directly to such executive officer.

“Knowledge Parties” means George Moore and Mark McReynolds.

“Laws” means all statutes, laws (including common law and civil law), codes, treaty, ordinances, regulations, rules, guidelines, injunctions, acts or Orders of any Government Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to the Business.

“Leases” means all leases, subleases, licenses, concessions, and other Contracts (written or oral) pursuant to which any Target Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target Company thereunder.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licenses” means collectively all Inbound Licenses and the Outbound Licenses.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, voting agreement, judgement, pledge, charge, escrow, preemptive right, transfer restriction, mortgage, hypothecation, indenture, restrictive and other covenant, right of way, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Target Companies, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Target Companies under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Loss” or “Losses” means any loss, Liability, cost, damage, Proceeding, Order, judgment, deficiency, Tax, penalty, fine, or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs, and amounts paid by an Indemnitee in the investigation, defense, and settlement of any of the foregoing), but expressly excluding all punitive damages other than those awarded and paid to a third party.

“Material Adverse Effect” means an event, occurrence, fact, change, condition, circumstance, effect, factor, or development that has or would reasonably be expected to have a material adverse effect (without regard to duration) upon financial condition or operating results of any of the Target Companies taken as a whole.

“Materiality Qualifiers” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Measurement Time” means immediately prior to the Effective Time.

“Net Working Capital” means (a) all current assets comprising the line items of current assets set forth on the Accounting Principles Schedule (excluding Cash On Hand to the extent separately included in the calculation of the Purchase Price and Tax assets) of the Target Companies as of the Measurement Time (but before taking into account the consummation of the transactions contemplated hereby), minus (b) all current Liabilities comprising the line items of current liabilities set forth on the Accounting Principles Schedule (excluding any items constituting Indebtedness or Transaction Expenses to the extent separately included in the calculation of the Purchase Price and Taxes) of the Target Companies as of the Measurement Time (but before taking into account the consummation of the transactions contemplated hereby), minus (c) the amount of the Assumed Capital Leases, and all subject to the adjustments set forth in, and as calculated in accordance with, the Accounting Principles Schedule; provided, however, that notwithstanding anything contained in this Agreement, the Accounting Principles Schedule or the Model Earnout Statement, for purposes of calculating Net Working Capital for any purpose under this Agreement, no additional reserve will be included, and no reserve existing as of September 30, 2018 will be increased or decreased, with respect to any inventory held by the Target Companies.

“Open Source License” means a Contract that licenses software or other material: (a) as “free software” or “open source software” (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License); (b) under a Contract that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html); or, (c) under a Contract that obligates the recipient or user of the software or other material: (i) to disclose, distribute or provide any software or other material; (ii) to permit another Person to access, modify, make derivative works of, or reverse-engineer any software or other material; or (iii) to grant any Person any Intellectual Property rights or imposes a non-assertion obligation on the recipient or users of the software or other material.

“Option Holder Share” means 10%.

“Ordinary Course of Business” means the ordinary course of business of any Target Company in a manner and scope consistent with its past custom and practice (including with respect to quantity and frequency), but that does not involve any material breach of a Material Contract or material violation of or material non-compliance with any material Law or material Permit.

“Order” means any order, writ, injunction, judgment, determination, requirement, notice, directive, award, ruling or decree entered into in any Proceeding with any Government Entity and any stipulation, settlement Contract, conciliation Contract, or compliance Contract made or entered into in connection with any Proceeding.

“Outbound Licenses” means, collectively, any Contract pursuant to which a Target Company authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, or any Contract pursuant to which a Person obtains a right to access or exploit any Company Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to a Target Company pursuant to an Inbound License (for purposes of this definition, without regard to the exceptions in clauses (a) or (b) in the definition of “Inbound License).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges that are (i) not yet due and payable or (ii) the amount and validity of which is being contested in good faith by appropriate proceedings by any Target Company and for which adequate reserves have been established on the books and records of the Target Companies in accordance with GAAP, (b) mechanic’s, carriers’, landlord’s, warehousemen’s, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) Liens consisting of restrictions, easements, encroachments, permits, encumbrances, zoning and building codes and regulations or other restrictions, conditions or limitations relating to the use of real property or any irregularities in title thereto that do not materially detract from the value of, or impair the use of, such property as used by the Target Companies on the Closing Date, and (e) rights of any landlords or lessors with respect to real property reserved under any Lease.

“Person” means any natural individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a bank, a trust company, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PII” means any information that specifically identifies, or is capable of identifying, any individual Person, whether a living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

“Purchase Price Adjustment Holdback Amount” means a portion of the Holdback Amount equaling $162,500.

“Purchaser Group” means SMTC Corporation and each of its Subsidiaries, and, after the Closing, the Target Companies.

“Proceeding” means action, lawsuit, proceeding (including any arbitration proceedings), investigation, Order, or other claim.

“Pro Rata Share” means, with respect to a particular Seller, the percentage set forth opposite such Seller’s name in the allocation schedule attached hereto as Schedule 1.1.

“Qualifying Company Options” means all Company Options that were issued pursuant to the Company’s 2017 Option Plan and are outstanding and unexercised immediately prior to the Closing.

“Qualifying Option Holder” means each holder of a Qualifying Company Option immediately prior to the Closing.

“R&W Insurance Policy” means that certain “buyer’s” representations and warranties insurance policy (Policy No. 18BC1-0924-0073) issued by Insurer that has been obtained and bound by Purchaser or its Affiliates at or prior to the Closing in connection with the transactions contemplated by this Agreement.

“Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application or registration with any Government Entity, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring or migration into the environment, including to the ambient air, soil, surface water, groundwater, land, or subsurface strata.

“Securities Act” means the United States Securities Act of 1933.

“Stockholder Share” means 90%.

“Straddle Period” means any Tax period of Sellers or the Target Companies that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons hold a majority equity interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any board of directors, managing director or general partner of such business entity (other than a corporation) or, in the case of each of clauses (a) and (b), has the power to elect or direct the election of more than a majority of the members of the governing body of such entity.

“Target Company” means the Company or any of its Subsidiaries and “Target Companies” means the Company and each of its Subsidiaries.

“Target Net Working Capital” means an amount equal to $24,148,703.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, escheat, unclaimed property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not, and including any liability for the payment of any such amount as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, successor, or party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Third Party Claim” means any Proceeding that is asserted or overtly threatened by a Person (other than the parties, their successors, or their permitted assigns), against any Indemnitee or to which any Indemnitee is subject.

“Transaction Expenses” means the fees, costs, expenses, bonuses, and charges incurred by the Target Companies (but only at or prior to the Closing) or Sellers (whether before on or after the Effective Time) arising from or incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement, including (a) the cost of obtaining the tail insurance policy contemplated by Section 7.3, (b) all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Target Companies or Sellers, (c) all Liabilities for transaction bonuses, success fees, change of control and other management bonuses (excluding the contingent payment obligations set forth in the Change in Control Agreement, dated March 22, 2012, between MC Test Service, Inc. and Tom Rossi), severance rights, deferred compensation payments, withdrawal Liabilities under multiemployer plans, and similar amounts payable in connection with consummation of the transactions contemplated by this Agreement and any Taxes payable in connection therewith, excluding payments pursuant to the 2018 Incentive Plan, and (d) the employer portion of any payroll, FICA, unemployment or similar Tax imposed on any amounts described in clause (c) of this definition, in each case, that have not been paid in full as of the Measurement Time. Transaction Expenses will not include or be deemed to include (1) those Liabilities of the Target Companies that are treated as current liabilities to the extent included in the calculation of Closing Net Working Capital or (2) those Liabilities of the Target Companies that are treated as Indebtedness pursuant to this Agreement.

8.2              Other Definitional Provisions.

(a)                All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.

(b)               The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The use of the word “including” (in its various forms) herein will mean “including without limitation.” The word “or” will not be exclusive.

(c)                Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. Any reference in this Agreement to a Law refers to the Law, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time.

(d)               All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(e)                Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

(f)                References to the Target Companies in ARTICLE III are deemed to include, with respect to any representation or warranty as to historical matters, all predecessors of the Target Companies, regardless of the corporate or limited liability form.

ARTICLE IX.
MISCELLANEOUS

9.1              Fees and Expenses. The Purchaser will be responsible for all costs and expenses incurred by the Purchaser and its Affiliates in connection with, relating to, or arising out of the negotiation, preparation, execution, and performance into this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the Ancillary Documents. Sellers will be responsible for costs and expenses incurred by the Target Companies and Sellers in connection with, relating to, or arising out of the negotiation, preparation, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the Ancillary Documents.

9.2              Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security) and to exercise all other equitable remedies available to such Person. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining Order or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies which a party may have under this Agreement.

9.3              Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Purchaser and Seller. No course of dealing between or among the parties hereto will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

9.4              Successors and Assigns. This Agreement and the rights hereunder will not be assignable or transferable by any of the parties hereto without the prior written consent of the other parties hereto; provided that Purchaser may assign its rights under this Agreement to (a) any Affiliate of Purchaser, (b) any purchaser of all or substantially all of the assets or Equity Interests of Purchaser or any of its Subsidiaries, or (c) to lenders of Purchaser or its Affiliates as collateral security for borrowing, at any time following the Closing; provided further that in each such case, Purchaser will nonetheless remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon the parties hereto and their respective successors and permitted assigns.

9.5              Press Releases and Communications. No press release, public announcement, or communication related to this Agreement or the transactions contemplated herein will be issued or made by any party without the joint approval of Purchaser and Sellers (which such approval will not be unreasonably withheld, conditioned, or delayed) unless required by Law or applicable securities exchange rules (in the reasonable opinion of counsel), in which case Purchaser and Sellers will have the right to review such press release, announcement, or communication prior to its issuance, distribution or publication. Except as otherwise required by Law or applicable securities exchange rules, no press release, public announcement or communication will state the amount of the Purchase Price. Notwithstanding the above, each Seller and its respective Affiliates and Purchaser and its Affiliates may disclose such information (including the amount of the Purchase Price) to their investors and potential investors in the ordinary course of business of such Person, so long as such recipients are subject to commercially reasonable confidentiality restrictions.

9.6              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal, or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement will be reformed, construed and enforced so as to best give effect to the intent of the parties under this Agreement in accordance with applicable Law.

9.7              Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

9.8              Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein will have the meanings set forth in this Agreement.

9.9              Entire Agreement. This Agreement, the Ancillary Documents, and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the Letter of Intent, executed on June 18, 2018, as amended, by and between the Company and Purchaser.

9.10          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns (other than with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties who will be third party beneficiaries of ARTICLE VI) and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

9.11          Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement. No disclosure in any particular section of the disclosure schedules (including the listing of a document in any section of the disclosure schedules or the inclusion of a copy thereof in such section of the disclosure schedules) will be adequate to disclose an exception to a representation or warranty in any other section of this Agreement or in any other sections of the disclosure schedules unless the applicability of such disclosure to the other representations and warranties is reasonably apparent on its face. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The inclusion of any item in the Schedules is not evidence of the materiality of such item for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

9.12          Governing Law; Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware will control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such Proceeding brought in such a court or that such court is an inconvenient forum.

9.13          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14          Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing, and will be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via e-mail, or to the e-mail address, given below (provided no delivery failure message is received by the sender); (c) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, to the party as at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

To Sellers or the Seller Representative:

Cyprium Investment Partners LLC

461 Fifth Avenue – 26th Floor

New York, NY 10017

Attn:

Email:

and

Cyprium Investment Partners LLC

200 Public Square, Suite 2020

Cleveland, OH 44114

Attn:

Email:

with a copy to (which will not constitute notice to the Sellers or the Seller Representative):

Baker Hostetler LLP
127 Public Square, Suite 2000
Cleveland, OH 44114

Attn:

Email:

To the Purchaser:

SMTC Corporation

7050 Woodbine Avenue, Suite 300

Markham, Ontario Canada L3R 4G8

Attn:

E-Mail:

with a copy to (which will not constitute notice to the Purchaser):

Perkins Coie LLP
1888 Century Park East, Suite 1700
Los Angeles, CA 90067-1721

Attn:

Email:

9.15          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.16          Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.17          Deliveries to Purchaser. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item is included in the electronic data room maintained in connection with the transactions contemplated by this Agreement at least forty-eight (48) hours prior to the Closing.

*****Signature Pages to Stock Purchase Agreement Follow*****

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

PURCHASER

SMTC CORPORATION

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

COMPANY

MC ASSEMBLY HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER REPRESENTATIVE

CYPRIUM INVESTMENT PARTNERS LLC, solely in its capacity as the Seller Representative pursuant to Section 7.10

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

SELLERS:

CYPRIUM INVESTORS III LP

By: Cyprium III Management LLC Its: General Partner

By: Cyprium Investment Partners LLC
Its: Manager

By:
Name:
Its:

[Signature Page to Stock Purchase Agreement]

CYPRIUM INTERNATIONAL INVESTORS III LP

By: Cyprium III Management LLC Its: General Partner

By: Cyprium Investment Partners LLC
Its: Manager

By:
Name:
Its:

[Signature Page to Stock Purchase Agreement]

KPP MANAGEMENT GROUP IIIA LLC

By: Cyprium Investment Partners LLC
Its: Manager

By:
Name:
Its:

[Signature Page to Stock Purchase Agreement]

KEY CAPITAL CORPORATION

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

ACP-I, L.P.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EMS INVESTORS, LLC

By: RDV Corporation
Its: Manager

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

1863090 ONTARIO, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

[Signature Page to Stock Purchase Agreement]